{*} The redacted portions indicated by this symbol are the subject of a confidential treatment request and have been filed separately with the Securities and Exchange Commission.



                                 EXECUTION COPY

               MASTER ENVIRONMENTAL MANAGEMENT SERVICES AGREEMENT

         THIS AGREEMENT is made and entered into on this day of April 24th, 2000, effective as of the 1st day of January, 2000, by and between Atlanta Gas Light Company ("AGLC"), a Georgia corporation, ThermoRetec Consulting Corporation ("ThermoRetec"), a Delaware Corporation, and solely for purposes of
Article 6 hereof, ThermoRetec Corp., a Delaware corporation.

                                    RECITALS

         WHEREAS, AGLC, on behalf of itself and as agent for certain of its affiliates, manages the environmental investigation and remediation of certain properties where manufactured gas plants ("MGPs") formerly operated and at which certain investigation and clean-up activities ("Remediation Activities") are now or may be necessary or appropriate; and

         WHEREAS, AGLC desires to retain ThermoRetec to perform environmental management services at such sites and other duties as assigned by AGLC from time to time, and ThermoRetec is willing to provide such services as more specifically described below; and

         WHEREAS, the parties acknowledge that their mutual objective is to perform, or cause to be performed, such environmental management services in a sound and cost-effective manner that is in compliance with all applicable legal requirements and that reduces or eliminates the need for such services as expeditiously as practicable; and

         WHEREAS, AGLC has required as a condition to entering into this Agreement that ThermoRetec Corp. be a party to this Agreement for the limited purpose of providing indemnification under Article 6 below, and ThermoRetec Corp. has agreed to be a party to this Agreement solely for such purpose;

         NOW THEREFORE, in consideration of the premises and the material covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, AGLC and ThermoRetec agree as follows:

1. Term. The effective date of this Agreement shall be January 1, 2000 ("Effective Date"). Subject to the early termination as set forth in Section 8, this Agreement shall expire on the close of business on January 31, 2005 (the "Initial Term"), or such later date as the parties may agree; provided, however, that upon sixty (60) days prior written notice, AGLC may extend the term of this Agreement as reasonably necessary to complete the Remediation Activities.

2.       Scope of Services.

         2.1 The Services. Subject to the terms and conditions of this Agreement, ThermoRetec is being retained to provide the environmental management services ("Services") as more specifically set forth in Exhibit 1 attached hereto for the real properties listed in Exhibit 2 attached hereto ("Sites"), and ThermoRetec hereby agrees to perform such Services. Additional Sites and Services may be added to or removed from Exhibits 1 or 2 (as applicable) at any time by mutual agreement of the parties. In the event that such Sites or Services are added or deleted, the Annual Budget (as defined in Section 3.1) will be adjusted by a mutually agreed upon amount. AGLC agrees to use its best efforts to ensure completeness of, access to, and availability of files, data, records, personnel and systems for the performance by ThermoRetec of the Services.

         2.2 Change Orders. AGLC reserves the right, by written notice to ThermoRetec, to make changes in the Services so long as such changes do not materially expand the scope of the Services described herein. ThermoRetec shall proceed with the Services, as changed, immediately after receipt of said notice. If such changes cause a material increase or decrease in the cost of performing the Services or time of performance, an equitable adjustment in the Annual Budget and/or schedule shall be made by AGLC within 30 days after the giving of such notice. If the parties cannot agree to the equitable adjustment to either the price and/or the schedule, then the party seeking relief may do so under the provisions of Article 16.

         2.3 Additional Services. (a) AGLC may from time to time during the term of this Agreement request that ThermoRetec perform a service that is outside the scope of the Services ("Additional Services"). Upon receipt of such a request from AGLC, ThermoRetec shall provide AGLC with:

         (i) a written description of the work ThermoRetec anticipates performing in connection with such Additional Services, if any;

         (ii)     a schedule for commencing and completing such Additional
                  Services;

         (iii) ThermoRetec's prospective charges for such Additional Services, including a detailed breakdown of any applicable charges, and any proposed additional or modified terms and conditions; and

         (iv) an estimate of the human resources necessary to provide the Additional Services.

         (b) ThermoRetec shall not begin performing any Additional Services until AGLC has provided ThermoRetec with authorization to perform the Additional Services. If AGLC authorizes ThermoRetec to provide the Additional Services, then the parties shall execute a change order, which shall incorporate by reference the terms of this Agreement and set forth the additional terms and conditions applicable to the provision of such Additional Services.

         2.4 MGP Strategic Plan. Prior to the date hereof, ThermoRetec has prepared and submitted to AGLC for its review a comprehensive MGP strategic plan. Within five business days after the date on which this Agreement is entered into, the parties will mutually agree upon a comprehensive MGP strategic plan (the "Plan"), which shall describe (A) the overall goals of the Services to be provided by ThermoRetec hereunder, (B) a schedule for the completion of the Services on a Site by Site basis, (C) a software tool for collaborative communications between the parties, (D) a master schedule and detailed budget for the period from January 1, 2000 through June 30, 2000 (the "Initial Year Budget"), and (E) a plan for communications with external stakeholders. Except as otherwise agreed by AGLC, ThermoRetec will comply with the schedule for the completion of the Services and the plan for communications with stakeholders contained in the Plan.

3.       Pricing and Payment Terms.

         3.1 Annual Budget. At least 90 days prior to the end of the period covered by the Initial Year Budget and at least 90 days prior to the end of each 12-month period thereafter, ThermoRetec will submit to AGLC a detailed budget for the Services for such upcoming 12-month period, which shall reflect costs which are anticipated to be incurred for performance of the Services at each Site and for any Additional Services requested by AGLC. Each budget shall also include all assumptions upon which ThermoRetec relies. Within 30 days of receipt of the budget, AGLC shall review and comment on the same, and ThermoRetec shall promptly submit a revised draft of the budget to AGLC. If the parties' respective Program Directors (as defined in Section 5.1) cannot agree upon the budget within 60 days of AGLC's receipt thereof, then any unresolved issues shall be submitted to the Management Committee (as defined in Section 5.3) for resolution. The budget, after modifications are made thereto and after approval thereof by AGLC and acceptance by ThermoRetec, shall constitute the "Annual Budget". The Annual Budget shall not be modified unless a Site or Service is added or deleted pursuant to Section 2, a change order for Additional Services (as described in Section 2.3) is issued or a material change in Site conditions or Service requirements has occurred. All approved modifications to the Annual Budget shall be documented in the form of a change order.

         3.2 Compensation. In consideration for ThermoRetec's prompt, faithful and complete performance of this Agreement to the satisfaction of AGLC and subject to the conditions precedent to and as described in this Agreement, AGLC will pay or reimburse ThermoRetec an amount equal to the total of (a) the actual costs ("Actual Costs") of the Services as defined in Exhibit 4 and (b) the Aggregate Performance Fees described in Exhibit 3. Actual Costs shall be the actual costs incurred by ThermoRetec plus a provision for indirect costs based on the provisional burden rates approved by the Gas Research Institute ("GRI") and confirmed by audit by GRI at the end of each fiscal year. If GRI no longer provides such audit of ThermoRetec's indirect costs, ThermoRetec shall continue to use the GRI-established cost principles to develop provisional rates for the following fiscal year. Such rates are subject to audit by a firm of certified public accountants designated by ThermoRetec and acceptable to AGLC. Any cost of said provisional rate review or audit will be a ThermoRetec expense. The initial performance fee for the AGLC-Lead Sites (as identified on Exhibit 1) has been estimated and shall be set forth in the Initial Year Budget.

         3.3 Description of Actual Costs. Actual Costs consist solely of the types of costs incurred in the performance of the Services that meet the definitions set forth in Exhibit 4. The following are not Actual Costs:(A) costs, services and expenses generated by any of ThermoRetec's officers, supervisory personnel or employees related to legal (except for negotiation of agreements with subcontractors to perform a portion of the Services), labor relations, insurance and tax, and all other related expenses required to maintain and operate ThermoRetec's offices other than any costs and expenses for operating any field office directly associated with one or more Sites. Costs and expenses incurred by ThermoRetec officers related to the duties of the Management Committee are considered Actual Costs;

                  (B) costs incurred as a result of the negligence or willful misconduct of ThermoRetec and/or its agents, subcontractors, suppliers or employees; and

                  (C) any other costs not directly related to, and reasonably and necessarily incurred in ThermoRetec's performance of, the Services.

         3.4 Invoices; Payment. ThermoRetec shall submit to AGLC within 20 days after the end of each calendar month an invoice for the Actual Costs incurred in the previous month. AGLC shall reimburse ThermoRetec for the amount of the monthly invoice (except for any Disputed Items (as defined in Section 3.6) reflected thereon), plus the corresponding ThermoRetec fee earned in accordance with Exhibit 3 within 30 days of receipt. In addition to the monthly invoice and under separate cover, ThermoRetec shall provide AGLC with a certified listing of all ThermoRetec internal labor costs and third-party vendor invoices (Labor and ODC Reports), together with a summary of the Actual Costs for each Site. Undisputed invoiced amounts not paid within 30 days after receipt shall accrue interest at the rate of 1% per month on any unpaid balance. ThermoRetec shall have the right to stop work if undisputed amounts on invoices are not paid within 60 days from the date of receipt by AGLC.

         3.5 Subcontractor Waivers. To the extent ThermoRetec engages subcontractors to perform Services, as a condition of payment of any monthly invoice reflecting final payment by ThermoRetec to such subcontractors, ThermoRetec shall furnish a general release of all claims and final lien waivers from such subcontractor to AGLC in such form and substance as is reasonably acceptable to AGLC.

         3.6 Disputed Amounts. AGLC shall be entitled to dispute any item on an invoice that it believes deviates from the Services which ThermoRetec was to perform, the Annual Budget or the requirements of this Agreement (collectively "Disputed Items"). The disputed amount will be deducted from the invoice, and the undisputed portions of the invoice will be paid in accordance with Section
3.4. The Disputed Items shall be subject to resolution pursuant to the procedures described in Section 16.1.

         3.7 Setoff. Payments otherwise due ThermoRetec from AGLC may be withheld by AGLC, without payment of interest, on account of Services not performed, defective Services performed and not remedied by ThermoRetec, unpaid labor or materials bills, or unpaid claims of any kind agreed to be paid by ThermoRetec. ThermoRetec agrees to defend, indemnify and hold AGLC harmless from any claims, demands, liabilities and damages arising from any such withheld payment. If and when the cause or causes for withholding payments are remedied or removed without cost to AGLC, and satisfactory evidence of such remedy has been presented to AGLC, the withheld payment will be promptly made by AGLC to ThermoRetec. If ThermoRetec fails to remedy such cause within 30 days after written notice from AGLC, AGLC may remedy the cause and deduct the cost of it from the amount due ThermoRetec; provided, however, AGLC is not obligated to pay any bills of, or claims against ThermoRetec from payments withheld, but may do so at its sole discretion.

         3.8 Fees Beyond the Initial Term. If the term of this Agreement is extended beyond the Initial Term, AGLC shall, unless otherwise specified in this Agreement, continue to pay ThermoRetec in accordance with the provisions of this
Article 3 or as the parties may otherwise agree.

4.       Performance Standards, Warranties and Responsibilities.

         4.1 Time. Time is of the essence. In particular, ThermoRetec acknowledges that corrective action plans must be approved for each of the Sites by January 5, 2001, and that soil remediation must be completed at each of the Sites by January 5, 2005. ThermoRetec shall perform all Services in strict accordance with the requirements, technical specifications and, except for any delays caused by AGLC, schedules set forth in, contemplated by or arising from this Agreement, the Plan, and any applicable Governmental Requirements and Orders (as defined in Section 4.4). To the extent applicable, ThermoRetec acknowledges and agrees that the timing of the performance of Services may be dictated by the terms of Governmental Requirements and Orders, and ThermoRetec agrees to obtain a copy of all such Governmental Requirements and Orders applicable to the Sites and to comply with all deadlines and/or other schedule requirements set forth therein. If ThermoRetec believes that AGLC's acts or omissions are causing or are likely to cause ThermoRetec to fail or be unable to perform the Services in accordance with this Agreement, it shall promptly notify AGLC in writing of such fact, which notice shall state the acts or omissions of AGLC which are or are likely to cause such failure.

         4.2 Technical Skills. ThermoRetec understands and acknowledges that the Services performed hereunder may involve hazardous or toxic substances, wastes and laws, regulations and government agency policy and guidance documents related thereto. ThermoRetec represents and warrants that it is technically, physically, financially and legally ready, willing and able to perform the Services hereunder and that it is familiar with and knowledgeable about the applicable laws, regulations and government agency policy and guidance documents to the extent necessary to carry out its duties in a professional, complete and competent manner and in accordance with such applicable laws, regulations, and government agency policy and guidance documents.

         4.3 Authority. Each party hereby represents and warrants to the other party as follows (subject, in the case of AGLC, to the approval of the Board of Directors of AGL Resources Inc.):

                  (A) that it has all requisite corporate power and authority to enter into, and fully perform pursuant to, this Agreement;

                  (B) that the execution, delivery and performance of this Agreement have been duly and properly authorized by all requisite corporate action on its part; and

                  (C) that this Agreement has been duly executed and delivered by such party.

         4.4 Applicable Law. ThermoRetec warrants that all Services shall comply with all applicable federal, state and local laws, regulations, ordinances, orders, codes, standards, permits and licenses, in each case as the same are amended from time to time (collectively, the "Governmental Requirements and Orders"). ThermoRetec agrees to obtain all permits, consents and approvals necessary or appropriate to perform the Services in compliance with the Governmental Requirements and Orders, except for those permits, consents and approvals AGLC or its affiliates are specifically required to obtain by virtue of the terms of this Agreement or by Governmental Requirements and Orders, and that if any requests for such permits, consents or approvals are denied, to use its best efforts, after further consultation with AGLC, to obtain such permits, consents or approvals.

         4.5 Governmental Orders. ThermoRetec expressly acknowledges, agrees and warrants to comply with the terms of any specific consent order, unilateral order, governmental order, judicial decree, permit or other governmental directive pursuant to which AGLC is contracting for the Services hereunder, including that certain Environmental Response Cost Recovery Rider which was initially adopted by the Georgia Public Service Commission on September 1, 1992 (as amended) (the "Rider").

         4.6 Engineering Skills. ThermoRetec warrants that all Services performed hereunder shall be (A) conducted in a manner consistent with the generally accepted level of care and skill ordinarily exercised by professional engineers, remediation contractors and other professionals performing services of a similar nature, taking into account standards, technology, laws and requirements existing at the time the Services are performed, (B) safely, lawfully, timely and properly performed, and (C) in conformity with the requirements of this Agreement.

         4.7 Reliance. ThermoRetec acknowledges and agrees that (A) AGLC is relying upon ThermoRetec's special and unique abilities and the accuracy, competence and completeness of ThermoRetec's Services and (B) the Services performed by ThermoRetec will be relied upon by AGLC to satisfy Governmental Requirements and Orders.

         4.8 Records. To the extent the Services performed require laboratory analysis, sampling or field services of any kind, ThermoRetec and its subcontractors shall maintain complete copies of records of the chain of custody and control of all hazardous and/or waste materials handled, transported and/or disposed of as a result of ThermoRetec's and its subcontractors' activities under this Agreement, and ThermoRetec shall deliver all such records to AGLC in accordance with instructions from AGLC. ThermoRetec and its subcontractors shall not be considered the generator of any pre-existing waste, nor will ThermoRetec or its subcontractors take title to any waste produced as result of providing Services under this Agreement. ThermoRetec shall have authority to sign waste manifests for any materials removed from a Site as agent for AGLC.

         4.9 Hazardous Risks. ThermoRetec understands the currently known and potentially hazardous risks, if any, which are or may be presented to human beings, property and the environment by potentially hazardous substances at or near the Sites and agrees that it shall inform its officers, directors, employees and subcontractors of the nature of such materials and the health and environmental risk associated therewith.

         4.10 Governmental Actions. Any condition threatening to adversely affect quality assurance, attainment of schedules, or control of the performance of the Services hereunder shall be immediately brought to the attention of AGLC's Program Director (as defined in Section 5.1). Additionally, ThermoRetec will notify AGLC if it becomes aware of any pending or threatened governmental or third-party action or delay related to the Services performed hereunder or any of the Sites. Likewise, AGLC will notify ThermoRetec if it becomes aware of any pending or threatened governmental or third-party action or delay related to the Services performed hereunder or the Sites.

         4.11 Resources. ThermoRetec represents, warrants and covenants that it has or will obtain the requisite personnel, competence, skill and physical resources to perform the Services and that it has and shall maintain the capability, experience, registrations, licenses, permits and government approvals required to perform the Services in accordance with the timetables set forth herein.

         4.12 Remedial Actions. If any of the Services fail to conform to the requirements of this Agreement, ThermoRetec will, at its sole cost and expense and without any additional charges to AGLC, promptly perform corrective Services of the type originally required to be performed as may be required to correct such defects of which ThermoRetec is notified by AGLC in writing within one year after the completion of the specific Services at issue or within one year from notice to AGLC by a governmental authority, whichever is later. In addition, upon receipt of a notice from AGLC that ThermoRetec has failed to perform any of the Services in accordance with this Agreement, ThermoRetec shall as soon as reasonably practicable: (A) perform a root-cause analysis to identify the cause of such failure; (B) provide AGLC with a report detailing the cause of, and procedure for correcting, such failure; (C) correct such failure; and (D) provide AGLC with assurance reasonably satisfactory to AGLC that such failure shall not recur after the procedure has been completed.

         4.13 Subcontracting. Prior to subcontracting any of the Services or the Transfer Assistance (as defined in Section 9), ThermoRetec shall notify AGLC of the proposed subcontractor. ThermoRetec agrees to follow agreed upon bid procedures with respect to awarding any project to a subcontractor and to enter into a written subcontract in substantially the form of the appropriate form subcontract agreement attached hereto as Exhibit 5, as such forms may be modified from time to time by mutual agreement of the parties. AGLC shall, at its sole and absolute discretion, have the right by written notice to ThermoRetec to cause ThermoRetec to terminate a subcontractor. Further, each subcontract shall provide that ThermoRetec may assign the subcontract to AGLC, one of its affiliates or another third party designated by AGLC upon written notice to the subcontractor, and ThermoRetec shall, upon receipt of notice from AGLC, assign any or all specified subcontracts to AGLC, one of its affiliates or another third party designated by AGLC. AGLC hereby approves those subcontractors identified on Exhibit 6 to the extent that such subcontractors continue to provide the services described in Exhibit 6 or elsewhere in this Agreement. ThermoRetec shall remain primarily liable and obligated to AGLC for the timely and proper performance of all of its obligations hereunder, even if such obligations are delegated to third party subcontractors, and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligations.

         4.14 Conduct of Personnel. While at the Site or otherwise on AGLC's premises, ThermoRetec shall, and shall cause ThermoRetec's employees, agents and subcontractors to, (A) comply with the requests, standard rules and regulations and policies and procedures of AGLC regarding safety and health, security, personal and professional conduct (including the wearing of personal protective equipment and adhering to site regulations and general safety practices or procedures) generally applicable at such location, and (B) otherwise conduct themselves in a businesslike manner. If AGLC determines that a particular member of ThermoRetec's staff is not conducting himself or herself in accordance with this Section 4.14, AGLC may notify ThermoRetec of such conduct. Upon receipt of such notice, ThermoRetec shall promptly investigate the matter and take appropriate action, which may include removing the individual from the provision of the Services and providing AGLC with prompt notice of such removal, or replacing the individual with a similarly qualified individual, or taking such other appropriate disciplinary action to prevent a recurrence.

         4.15 Exceptions. Anything in this Agreement (including the Exhibits) to the contrary notwithstanding, the parties acknowledge and agree that (a) ThermoRetec shall not be liable hereunder for failure to meet applicable deadlines if such delays are caused by Force Majeure Events (as defined below) or due to delays caused by AGLC or its decisions and instructions, and (b) with respect to the Non-AGLC Lead Sites, ThermoRetec's obligation under this Agreement shall be to use its best efforts to meet applicable deadlines.

5.       Management and Control.

         5.1 Program Directors. ThermoRetec and AGLC shall each designate an individual to serve in a project management capacity (the "Program Directors") as well as an alternate Program Director who shall serve in such capacity in the Program Director's absence. The initial Program Director and alternate Program Director for the parties shall be as follows: for AGLC Suzanne Sitherwood and Donna Moore, and for ThermoRetec {*} and {*}. The Program Director designated by ThermoRetec shall be a qualified environmental professional and shall have substantial experience providing and managing the provision of services similar to the Services. Each party's Program Director or alternate Program Director shall be available to the other party at reasonable times. ThermoRetec shall not replace its Program Director or alternate Program Director without the prior written consent of AGLC, and ThermoRetec shall use reasonable efforts to maintain its Program Director for a term of at least two years after the Effective Date. Whenever possible, ThermoRetec shall give AGLC at least 60 days advance notice of a change of the Program Director. If AGLC reasonably and in good faith determines that it is not in the best interest of AGLC for the ThermoRetec Program Director to continue to serve in his or her capacity, then AGLC may give ThermoRetec written notice specifying the reasons for its position and requesting that the ThermoRetec Program Director be replaced. ThermoRetec shall immediately investigate the matters stated in such notice and, if it determines that AGLC's concerns are reasonable and not unlawful, then ThermoRetec shall replace its Program Director with the alternate Program Director or a new Program Director meeting the qualifications set forth in this
Section 5.1. If AGLC decides at any time that any ThermoRetec employee should not continue in the performance of the Services, then AGLC may, in its sole discretion and upon notice to ThermoRetec, require removal of such employee from the provision of the Services. ThermoRetec shall, as soon as reasonably practicable, replace any such ThermoRetec employee. ThermoRetec shall notify AGLC as soon as possible after dismissing or reassigning any principal member of its staff performing the Services. AGLC may replace its Program Director or its alternate Program Director upon written notice to ThermoRetec.

         5.2 Other Key Personnel. The parties acknowledge and agree that the following additional employees of ThermoRetec are critical to ThermoRetec's performance hereunder: {*}, {*} and {*}. ThermoRetec shall use reasonable efforts to retain these employees for a term of at least two (2) years after the Effective Date. ThermoRetec shall not replace any of these named individuals in connection with the provision of Services without the prior written consent of AGLC. Whenever possible, ThermoRetec shall give AGLC at least sixty (60) days advance notice of a change in the employment status, position or availability of these employees for the provision of the Services.

         5.3 Management Committee. Prior to the Effective Date, AGLC shall appoint two representatives to serve on a management committee (the "Management Committee"), and ThermoRetec shall appoint two representatives to serve on the Management Committee. The parties shall also mutually agree upon an individual who is not affiliated with either party to serve as an independent member of the Management Committee. AGLC shall designate one of its representatives on the Management Committee to act as the chairperson of the Management Committee. The parties shall cause their representatives on the Management Committee to attend the meetings of the Management Committee. In addition, each party shall cause its Program Director or alternate Program Director to attend meetings of the Management Committee as a non-voting member thereof. Any decision by the Management Committee to adjust any of the terms of this Agreement must be made by a vote that includes the vote of at least one representative of each party. The Management Committee shall be authorized and responsible for (A) overseeing the performance of each party's obligations under this Agreement and (B) monitoring and resolving disputes in accordance with Section 16.1. A party may change any of its representatives on the Management Committee upon notice to the other party.

         5.4 Monthly Reports. ThermoRetec shall submit to AGLC within 10 days after the end of each calendar month a monthly report, detailing on a Site by Site basis (A) activities conducted during the prior calendar month relating to the performance of the Services; (B) activities relating to the performance of the Services planned to be conducted in the next calendar month; (C) compliance with, or any variations to, the schedule for the performance of the Services as set forth in the Plan; and (D) any other matter reasonably requested by AGLC. The parties shall agree on a form for such monthly reports.

6.       Indemnity.

         6.1 By ThermoRetec. To the fullest extent permitted by law, ThermoRetec and ThermoRetec Corp. shall jointly and severally indemnify, defend and hold harmless AGLC, its affiliates, and its and their respective agents, officers, directors, and employees from and against any and all claims, causes of action, suits, damages, losses and expenses, including but not limited to reasonable attorneys' fees and amounts paid in settlement, arising out of or resulting from
(A) ThermoRetec's performance of the Services, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease, or death, or to injury to or destruction of tangible property (other than the Services itself) including loss of use resulting therefrom, caused in whole or in part by ThermoRetec, or any of its employees, agents or subcontractors, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, except (i) to the extent that such claims and actions arise out of AGLC's, or any of its employees, agents or contractors (other than ThermoRetec), willful misconduct or negligent act or omission, or (ii) to the extent the claim, cause of action, suit, damage, loss or expense does not arise from a third party claim against AGLC or its affiliates or its or their respective agents, officers, directors or employees, then ThermoRetec's and ThermoRetec Corp.'s obligations under this Section 6.1(A) shall only arise from the willful misconduct or negligence of ThermoRetec or its employees, agents or subcontractors, (B) any breach of this Agreement by ThermoRetec, (C) any breach of any representation or warranty of ThermoRetec set forth in this Agreement, (D) any infringement upon or misappropriation of the proprietary rights of any third party, or (E) any violation of any federal, state, or local law, rule or regulation by ThermoRetec or any of its employees, agents or subcontractors in the performance of the Services, provided that this clause (E) will not apply to any event occurring on a Site where the event is the result of information or specific express directions given by AGLC.

         6.2 By AGLC. To the fullest extent permitted by law, AGLC shall indemnify, defend and hold harmless ThermoRetec, its agents, officers, directors and employees from and against any and all claims, causes of action, suits, damages, losses and expenses, including but not limited to reasonable attorneys' fees and amounts paid in settlement, arising out of or resulting from AGLC's obligations under this Agreement, or from its acts or omissions, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease, or death, or to injury to or destruction of tangible property (other than the Services itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions of AGLC, or any of its employees, agents or contractors, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, except to the extent that such claims and actions arise out of ThermoRetec's, or any of its employees, agents or subcontractors, willful misconduct or negligent act or omission.

         6.3 Proportionate Liability. In the event any damages are caused in part by actions or inactions of ThermoRetec or those who it is responsible for under this Section 6 and caused in part by actions or inactions of AGLC or those who it is responsible for under this Section 6, ThermoRetec and AGLC shall be proportionately liable to each other and/or to any third party in proportion to ThermoRetec's and AGLC's relative degrees of fault.

         6.4 Procedures. The obligations of each party and ThermoRetec Corp. ("Indemnitor") in Sections 6.1 and 6.2 to indemnify, defend and hold harmless the other party ("Indemnitee") shall be subject to the following:

                  (A) Indemnitee shall provide Indemnitor with prompt notice of the claim giving rise to such obligation; provided, however, that any failure or delay in giving such notice shall only relieve Indemnitor of its obligations under this Section 6 to the extent it reasonably demonstrates that its defense or settlement of the claim or suit was adversely affected thereby;

                  (B) Indemnitor shall have sole control over the defense and of all negotiations for settlement of such claim or suit; and

                  (C) Indemnitee shall cooperate with Indemnitor in the defense or settlement of such claim or suit, provided that Indemnitee shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing any cooperation requested by Indemnitor. Subject to clause
         (B) above, Indemnitee may participate in the defense of any such claim or suit at its own expense.

7.       Insurance.

         7.1 Contractor Owned Insurance Program. As soon as possible and with all due diligence after signature of this Agreement by both parties, ThermoRetec shall use its best efforts to obtain and thereafter maintain as provided herein, an insurance program covering the Services (the "Insurance Program") that conforms with the following provisions and requirements. ThermoRetec shall consult with AGLC and obtain AGLC's written approval of the form of the insurance policies comprising the proposed Insurance Program, their terms and conditions, exclusions and the related premiums, and AGLC shall have the right to request changes to the proposed Insurance Program. The Insurance Program so approved by AGLC or as changed by AGLC and accepted by the insurers shall constitute AGLC's agreement that the Insurance program so obtained conforms with the requirements of this Agreement, or if different from the requirements set forth in this Agreement, that the requirements set forth herein are amended to conform with the coverages, exclusions, terms and conditions of the policies in the Insurance Program so obtained.

 (A) The Insurance Program will include: Commercial General Liability Insurance ("CGL Insurance"), including at a minimum bodily injury and property damage liability, personal and advertising injury, completed operations, independent contractor's liability, and contractual liability, and all other major divisions of coverage contained in ISO form CG 00 01, with limits of not less than
          $20,000,000  per  occurrence,   $20,000,000   policy   aggregate,  and
          $20,000,000 products/completed operations aggregate, and with a $100,000 self-insured retention ("SIR") or deductible; Professional liability ("Errors & Omissions Insurance") insurance with a limit of not less than $40,000,000 per claim and $40,000,000 policy aggregate, and with a $100,000 SIR; and Contractor's Pollution Liability Insurance ("COPS Insurance") with a limit of not less than $40,000,000 per claim and $40,000,000 policy aggregate, and with a $100,000 SIR.

 (B) The Insurance Program will cover: all Services at the Sites (including sites that are not listed in Exhibit 2 hereto, but which subsequently are included within the scope of Services under this Agreement);  off-site fabrication,  assembly, consulting,
          engineering  and  other  professional   services;   laboratory
          services; remediation/removal, disposal of wastes and debris and all other contracting operations necessary to complete the scope of Services, but not including haulers or disposal site owners/operators, which are covered by Section 7.6.

 (C) Except to the extent a claim results from negligent acts or omissions or intentional misconduct of AGLC or its employees or contractors (other than ThermoRetec or its subcontractors), all deductibles or SIRs shall be the sole responsibility of ThermoRetec or its subcontractors, and in no event shall deductibles paid by ThermoRetec or its subcontractors be passed through directly or indirectly as an Actual Cost or otherwise under this Agreement, other than deductibles paid by ThermoRetec resulting from claims covered by the above exception.

 (D) All policies in the insurance program will cover Services rendered to AGLC in connection with the Sites after January 1, 2000 and will have a policy period covering the expected Initial Term of this Contract (nominally 5 years), provided that each of ThermoRetec and AGLC furnish to the insurer a letter that they are aware of no claims or incidents that are likely to give rise to claims having occurred between January 1, 2000 and the effective dates of the policies.

 (E) The Commercial General Liability policy will be written on an occurrence or claims made basis as approved by AGLC and will include completed operations coverage providing a coverage extension of two years for completed operations claims.

 (F) The Professional Liability and Contractor's Pollution Liability policies may be written on a claims made basis and shall have a policy period covering the Initial Term of this Agreement and with a two year extended reporting period. The Professional Liability and Contractor's Pollution Liability policies may be written on a combined basis as long as the policy limits equal or exceed the requirements of this section. The policy retroactive dates for both coverages shall be no later than January 1, 2000 (subject to the same proviso as in (D) above), and will not be advanced during the policy period or subsequent to the policy period for at least two years after completion of all Services under this Agreement.

 (G) As soon as practicable but in no event later than 15 days following the placement of coverage ThermoRetec shall provide AGLC with certificates of insurance confirming that insurance policies in accordance with the above terms are in place and effect. Each certificate also shall provide that 30 days written notice shall be given to AGLC in the event of cancellation or material change.

 (H) The Insurance Program policies required hereunder shall, with respect to the Services to be provided hereunder, be primary and without right to contribution of any other insurance policy covering the same risks and carried by AGLC or its affiliates, ThermoRetec and any of its subcontractors and their affiliates, but this shall not apply with respect to those policies required to be carried by haulers and disposal site owners/operators pursuant to Section 7.6 (A) and (B) below.

 (I) Except as agreed in writing by AGLC, AGLC and its affiliates and ThermoRetec will be included on all policies referenced by this section as Named Insureds. Except as agreed in writing by AGLC, ThermoRetec shall assure that all subcontractors approved and accepted by AGLC and ThermoRetec to provide Services under this Agreement, except haulers and disposal site owners or operators covered by Section 7.6 will be added to each policy as insureds and a certificate of insurance will be issued to each subcontractor evidencing such.

 (J) ThermoRetec shall provide AGLC with a copy of the policies comprising the Insurance Program within thirty days of its receipt of those policies.

         7.2 Cost for the Insurance Program and AGLC Cooperation. (A) ThermoRetec's costs for the premiums to obtain the Insurance Program shall be treated as Actual Costs to be reimbursed to ThermoRetec as incurred. Notwithstanding any provision in Section 8 hereof regarding termination, upon any termination of ThermoRetec under this Agreement, if thereafter there are continuing costs associated with the Insurance Program, including payment of premiums and ThermoRetec's own costs of administration, AGLC shall reimburse those costs as incurred by ThermoRetec, at ThermoRetec's then standard rates, except that premium costs shall be without any mark-up.

         (B) AGLC will cooperate with ThermoRetec for the effective and efficient management of the Insurance Program. The parties recognize that there may be requirements and procedures that they must comply with in order to obtain the Insurance Program as contemplated herein, for enrollment in the Insurance Program, for reporting of claims, and for other matters. Each of the parties agrees to cooperate with the other in order to accomplish these objectives in a timely and efficient manner.

         7.3 Remediation Cap Insurance. As part of the Services, ThermoRetec shall assist AGLC in securing an insurance policy providing protection against exceeding a certain agreed maximum cost for the Remediation Activities. Further, ThermoRetec shall, if AGLC obtains such a policy, reimburse AGLC promptly upon demand for the first $200,000 in deductibles or self-insured retentions payable by AGLC under such policy as such payments are made by AGLC.

         7.4 Other Coverage Required for ThermoRetec and Subcontractors. Prior to performing any of the Services, ThermoRetec shall obtain, and unless the coverage for occurrences taking place during the policy automatically remains in effect indefinitely beyond the expiration of the policy period, shall thereafter maintain in full force and effect until two years after termination of this Agreement, the following insurance coverages:

 (A)      Worker's  Compensation   Insurance,   including  Occupational  Disease
          Coverage, in accordance with the requirements of the applicable laws of the State(s) in which the Services are being performed.

 (B)      Employer's   Liability  Insurance  with  a  limit  of  $1,000,000  per
          incident,   $1,000,000   aggregate,   with  a   standard   All  States
          endorsement.

 (C) Automobile insurance for owned, non-owned or hired vehicles with limits for public liability of not less than $2,000,000 per person per accident or occurrence for bodily injury and limits of not less than $2,000,000 per accident or occurrence for property damage. ThermoRetec shall assure that any transporter whose scope of Services includes the transportation of any waste materials (including wastes characterized as hazardous or special wastes) will maintain automobile liability coverage with limits not less than $5,000,000 combined single limit, and including both the MCS-90 and Insurance Service Office ("ISO") CA 99 48 (or its equivalent) endorsements. ThermoRetec shall assure that AGLC, ThermoRetec and their affiliates are added to such policy as Additional Insureds and evidence of such will be provided by certificates of insurance acceptable to AGLC.

 (D) All deductibles or SIRs under any policies of insurance required in this Section 7.4 shall be paid by ThermoRetec or its sub-contractors and, in no event, shall such costs be passed directly or indirectly to AGLC. ThermoRetec's obligation to assure that subcontractors carry the coverage required under this Section 7.4 shall be satisfied by obtaining a certificate of insurance evidencing the coverage required hereunder.

         7.5 General Policy  Requirements.  Except as provided elsewhere in this
Article 7, all insurance required by this Agreement shall be maintained with companies rated by A.M. Best "A" or better unless agreed to in writing by AGLC. As soon as possible after placing each policy under the Insurance Program, ThermoRetec shall furnish certificates of insurance to AGLC which will evidence the procurement of the insurance required hereunder. Each certificate shall provide that 30 days written notice shall be given to AGLC in the event of cancellation or material change to the coverage. ThermoRetec shall obtain, and cause its subcontractors to obtain, a waiver of subrogation in favor of AGLC with regard to the coverage in Section 7.4. ThermoRetec will require all subcontractors or consultants performing a part of the Services to carry insurance of similar types as required of ThermoRetec in this Section 7.4, provided that the Program Directors may modify the levels of coverage required of a given subcontractor or consultant based upon perceived risk, so long as such decision is made by the Program Directors in writing. Further, any subcontractor's obligation to maintain coverage in force beyond the end of the policy period during which work was performed shall be limited to two years from the time such subcontractor has completed all its work included in the Services.

         7.6 Insurance For Disposal Site Owners and Operators. Except as may be otherwise agreed in writing by AGLC, ThermoRetec shall require that any location accepting any waste material generated by the performance of Services under this Agreement (including specifically any waste material characterized as hazardous or special waste) for consolidation, transfer, storage, and/or disposal shall maintain the following insurance coverages and limits of liability for a period of 2 years following acceptance of the last waste material by the disposal site owner/operator under this contract, or an extended reporting period of the same duration, which requirement ThermoRetec shall be deemed to have been satisfied by obtaining a certificate of insurance evidencing the coverage required hereunder:

  (A) Commercial General Liability, written on an occurrence form, and including all major divisions of coverage contained in ISO form CG 00 01, with limits of not less than $5,000,000 per occurrence for bodily injury and/or property damage, $5,000,000 general aggregate, and $5,000,000 products/completed operations aggregate. Any deductible or self-insured retention contained in the policy shall not exceed $100,000. The policy will be endorsed to include AGLC and ThermoRetec as Additional Insureds and endorsed to provide a Waiver of Subrogation in favor of AGLC and ThermoRetec.

  (B)      Pollution  Legal  Liability,   including  coverage  for  both  sudden
           and non-sudden pollution conditions, with limits not less than $10,000,000 per claim and $10,000,000 total all claims. The policy will include coverage for bodily injury, property damage, cleanup costs (on and off-site) and defense costs. The policy may be written on a claims-made policy form. The policy retroactive date shall be no later than the date that waste from the Remediation Activities is first accepted by the disposal site owner/operator, and such retroactive date shall not be advanced for a period of at least 2 years following acceptance of the last waste material by that disposal site owner/operator under this contract. Any deductible or self-insured retention contained in the policy shall not exceed $100,000. AGLC and ThermoRetec shall be named as Additional Insureds under this policy, and the policy will be endorsed to provide a Waiver of Subrogation in favor of AGLC and ThermoRetec.

  (C) The cost for obtaining and maintaining the coverages required under this section will be borne entirely by the disposal site owner/operator and included in their fees. ThermoRetec shall assure that the insurance coverages required by this section shall in no way relieve any disposal site owners/operators of any liability outside the scope of coverage of the insurance types and amounts by this section, or in excess of the limits of liability provided under the policies required by this section. All insurance companies providing coverage to disposal site owners/operators in accordance with this section shall maintain an A.M. Best rating of not less than "A-" size class "X" or larger.

  (D)      ThermoRetec  shall assure that the policies required under paragraphs
           (A) and (B) immediately above shall be primary and without right to contribution of any insurance policy covering the same risks and carried by AGLC or ThermoRetec.

         7.7 AGLC's Reliance of ThermoRetec's Brokers. ThermoRetec shall obtain written evidence that AGLC is entitled to rely on the advice and performance of any insurance brokers assisting ThermoRetec in the placement or administration of the Insurance Program to the same extent as ThermoRetec is entitled to rely upon those brokers.

         7.8 Insurance Coverage Pending Placement of the Insurance Program. Prior to the placement of the Insurance Program contemplated by Section 7.1, ThermoRetec shall maintain, and shall require any subcontractors to maintain, such insurance as is customary in terms of scope and limits among firms of ThermoRetec's size in the environmental engineering industry (or, in the case of a subcontractor, customary for that entity's size and specialty) engaged in activities of the nature contemplated by this Agreement, which insurance shall cover the Services until such time as the Insurance Program is in place.

         7.9 Exceptions. Notwithstanding anything herein to the contrary, (i) if AGLC agrees at the Program Director level or above that any insurance coverage to be obtained or maintained by ThermoRetec or a subcontractor or consultant to ThermoRetec need not be in accordance with the requirements stated herein, then such other requirements as agreed in writing by the representatives of ThermoRetec and AGLC shall apply, and (ii) if with respect to subcontractors AGLC does not agree to insurance coverages not in conformance with the terms set forth herein, and ThermoRetec is unable to obtain a subcontractor's agreement to accept terms as herein provided after exerting its best attempts to do so, ThermoRetec shall not enter into the agreement with that subcontractor, and ThermoRetec shall not as a result thereof be in breach of this contract or responsible for resulting delays.

8.       Termination.
         -----------

         8.1 Termination. This Agreement may be terminated in whole or in part by (A) either party in the event of a default consisting of substantial failure by the other party to fulfill its obligations under this Agreement; provided, that no such termination may be effected unless such default, if capable of cure, has not been cured within 30 days after written notice to the defaulting party; (B) AGLC upon 30 days written notice given at any time within the 90 days immediately following the consummation of a Change of Control of ThermoRetec (as defined below) that occurs prior to the CAP Date (as defined below); (C) AGLC upon 30 days written notice given at any time during the 90 days immediately following the consummation of a Change of Control of ThermoRetec or Permitted Change in Control (as defined below), in either case that occurs at any time during the term of this Agreement; or (D) AGLC immediately in the event a petition for relief under any bankruptcy legislation is filed by or against ThermoRetec or any of its parent companies, or ThermoRetec or any of its parent companies makes an assignment for the benefit of creditors or a receiver is appointed for all or substantially all of ThermoRetec's or any of its parent companies' assets. As used herein, "CAP Date" shall mean the earlier of such date as corrective action plans have been approved for all of the AGLC Lead Sites or June 30, 2001. As used herein, "Change of Control of ThermoRetec" shall mean: (i) a consolidation or merger of ThermoRetec or any of its parent companies with or into any entity wherein ThermoRetec or such parent company, as the case may be, is not the surviving entity (other than a merger or consolidation with or into an Affiliated Company (as defined below)), (ii) a sale, transfer or other disposition of all or substantially all of the assets of ThermoRetec or any of its parent companies, other than to an Affiliated Company (such transferee (other than an Affiliated Company) to be thereafter treated as if it were ThermoRetec for purposes of this Section), or (iii) the acquisition (in any manner) by any person or entity, or group of persons or entities acting in concert, of beneficial ownership of 50% or more of the outstanding voting securities of ThermoRetec or any of its parent companies, as a result of which more than a majority of the voting shares of ThermoRetec or such parent company are no longer held by an Affiliated Company; provided, however, that notwithstanding the foregoing, a Change of Control of ThermoRetec shall not mean
(x) a "change of control" (as defined below) of any person or entity that at one time was an Affiliated Company but at the time of such change of control is no longer an Affiliated Company, (y) the consolidation or merger of one of ThermoRetec's parent companies, or the sale, transfer, or other disposition of the assets of one of its parent companies or the acquisition of 50% or more of the outstanding voting securities of one of its parent companies, in each case when 50% or more of the outstanding voting securities of ThermoRetec continue to be owned, directly or indirectly, by a person or entity who was an Affiliated
Company prior to the transaction described in this clause (y), and (z) a Permitted Change of Control. As used herein, a "Principal of ThermoRetec" shall mean, (i) in the case of {*}, a position in ThermoRetec or a parent or subsidiary of ThermoRetec, or an entity into or with which ThermoRetec is merged or consolidated or which has acquired all or substantially all of ThermoRetec's assets, having senior executive management responsibility which includes supervisory responsibility, at a senior executive level, for performance of this Agreement, and (ii) in the case of {*}, a position in ThermoRetec, or a parent or subsidiary of ThermoRetec, or an entity into or with which ThermoRetec is merged or consolidated or which has acquired all or substantially all of ThermoRetec's assets, having senior program management or technology development responsibility which includes supervisory responsibility, at a senior program management level, for performance of this Agreement. As used herein "Affiliated Company" shall mean any person or entity that directly or indirectly owns at least a majority of the voting shares of ThermoRetec (the "Owner" for purposes of this definition) and any person or entity that directly or indirectly owns at least a majority of the voting shares of the Owner or a majority of whose voting shares are owned directly or indirectly by the Owner. As used herein "Permitted Change of Control" shall mean a Change of Control of ThermoRetec that satisfies all of the following conditions: (i) after the Change of Control of ThermoRetec the surviving entity or ThermoRetec retains through the Cap Date substantially the same form of organization (including, without limitation, the MGP Program Management System, Environmental Reporting Management System, Program Management Reporting System and Work Process System) and management as prior to the Change of Control of ThermoRetec; (ii) after the Change of Control of ThermoRetec the surviving entity or ThermoRetec retains through the Cap Date a tangible net worth (calculated in accordance with generally accepted accounting principals, consistently applied) of at least $9,800,000; (iii) both {*} and {*} remain a Principal of ThermoRetec on a full-time basis (except as a result of death or permanent disability) through the Cap Date; and (iv) as part of the Change of Control of ThermoRetec, ThermoRetec will use reasonable best efforts to ensure that {*}, {*} and {*} will continue to remain involved in the performance of this Agreement through the Cap Date in substantially the same capacity as before the Change of Control of ThermoRetec, including the use of reasonable retention agreements. As used herein, a "change of control" with respect to any person or entity shall mean (i) a consolidation or merger of such person or entity with or into another person or entity wherein the person or entity in question is not the surviving entity, (ii) a sale, transfer, or other disposition of all or substantially all of the assets of such person or entity, or (iii) the acquisition (in any manner) by another person or entity, or group of persons or entities acting in concert, of beneficial ownership of 50% or more of the outstanding voting securities of the person or entity in question, as a result of which more than a majority of the voting shares of such person or entity are no longer held by the shareholders immediately prior to such acquisition.

         8.2 For Convenience. This Agreement may be terminated in whole or in part by AGLC for its convenience at any time by giving ThermoRetec at least 90 days written notice of intent to terminate.

         8.3 For Change of Circumstances. AGLC shall have the right to terminate this Agreement upon ninety (90) days written notice to ThermoRetec if, in AGLC's sole good faith discretion, continuation of this Agreement becomes impossible, impractical or undesirable due to legal, economic, or policy constraints or circumstances, including, but not limited to any change in the Governmental Requirements and Orders.

         8.4 For Failure to Satisfy Conditions. AGLC shall have the right to terminate this Agreement upon 90 days written notice to ThermoRetec if ThermoRetec has not entered into a binding subcontract in form and substance acceptable to AGLC with Law Engineering and Environmental Services, Inc. by April 14, 2000.

         8.5 Reimbursable Costs. (a) If termination is effected by AGLC for its convenience under Section 8.2, AGLC will pay ThermoRetec all reimbursable costs which are due as of the effective date of termination, and in addition, those reimbursable costs incurred in good faith by ThermoRetec after the effective date of termination in connection with demobilization of equipment and personnel (including severance costs and subcontract and vendor settlements) plus the Site Management Fees and a negotiated portion of the Performance Fee for the AGLC-Lead Sites otherwise due in accordance with the terms of Exhibit 3.

                  (b) If termination is effected by AGLC for change of circumstances under Section 8.3, AGLC will pay ThermoRetec all Actual Costs which are due as of the effective date of termination as well as the Aggregate Performance Fees due through the effective date of termination, including any portion of the Performance Fees withheld in accordance with the terms of Exhibit 3.

                  (c) If termination is effected by AGLC because ThermoRetec has not entered into a binding subcontract in form and substance acceptable to AGLC with Law, Engineering and Environmental Services, Inc. by April 14, 2000, as set forth in Section 8.4, AGLC will pay ThermoRetec all Actual Costs which are due as of the effective date of termination, as well as 80% of the Aggregate Performance Fees due in accordance with the terms of Exhibit 3. AGLC shall not be obligated to pay the remaining 20% of the Aggregate Performance Fees retained in accordance with the terms of Exhibit 3.

                  (d) If termination is effected by AGLC pursuant to Section 8.1(B), then (i) subject to Section 8.6 hereof, ThermoRetec shall provide the Transfer Assistance Services as provided in Section 9 below without additional charge to AGLC for a period of 90 days following the effective date of termination and thereafter for an additional 180 days on a time and materials basis at its standard rates, (ii) AGLC shall have no further obligation from and after the effective date of termination to pay any additional Aggregate Performance Fees (including any that have been retained pursuant hereto), and
(iii) ThermoRetec shall pay to AGLC as liquidated damages the amount set forth on Schedule 8.5 attached hereto; provided, however, that AGLC shall pay ThermoRetec all Actual Costs which are due for services provided through the effective date of termination and for all Actual Costs identified in Exhibit 4, item 4 for subcontractors during the 90 day period when the Transfer Assistance Services are otherwise provided without charge.

                  (e) If termination is effected by AGLC pursuant to Section 8.1(C), then (i) subject to Section 8.6 hereof, ThermoRetec will provide the Transfer Assistance Services as provided in Section 9 below to AGLC for a period of 90 days following the effective date of termination at ThermoRetec's Actual Cost and thereafter for an additional 180 days on a time and materials basis at its standard rates, and (ii) AGLC shall have no further obligation from and after the effective date of termination to pay any additional Aggregate Performance Fees; provided, however, that AGLC shall pay ThermoRetec all Actual Cost which are due for Services provided through the effective date of termination, plus the Site Management Fees through the effective date of termination and a portion of the Performance Fee for the AGLC Lead Sites through the effective date of termination in accordance with the terms of Exhibit 3.

                  (f) Other than specifically set forth in this Section 8.5, AGLC shall have no liability to ThermoRetec for any claims, causes of action, suits, damages, losses and expenses arising out of, or resulting from, AGLC's termination of this Agreement in accordance with this Section 8.

         8.6 Consequences of Termination. Upon receipt of a notice of termination pursuant to this Article 8, ThermoRetec shall (A) promptly discontinue all affected Services (unless the notice directs otherwise), and (B) deliver to AGLC all data, drawings, specifications, reports, summaries, and such other information and materials as may have been accumulated by ThermoRetec in performing the Services, whether completed or in process, with the exception of one record copy of such information which shall be kept by ThermoRetec, which copy shall be subject to the confidentiality provisions of Section 10. Notwithstanding any other provisions hereof (other than Section 24), no termination of this Agreement shall affect the obligations of the parties under
Section 6 hereof, and in the event of termination of this Agreement by AGLC for any reason, the parties shall cooperate and use their best efforts to assure that ThermoRetec, its affiliates and their officers, directors and employees continue to be covered under the Insurance Program as if this Agreement had not been terminated, including extended reporting periods, for Services rendered prior to the date of termination and for any Transfer Assistance that is required to be performed hereunder after the date of termination. ThermoRetec shall have no obligation to perform any Transfer Assistance except if the Insurance Program continues to cover the provision of such Transfer Assistance services.

9. Termination Services. The parties agree that ThermoRetec will cooperate with AGLC to assist in the orderly transfer of the Services to AGLC or another service provider in connection with the expiration or earlier termination of this Agreement for any reason. Without limiting the generality of the foregoing, upon AGLC's request, subject to Section 8.6 hereof, ThermoRetec shall provide transfer assistance in connection with migrating the work to AGLC or another service provider ("Transfer Assistance") for a period, unless a shorter period is specified in Section 8.5, of up to one year following the expiration of this Agreement or up to one year following any notice of termination (as the case may be). ThermoRetec shall provide the Transfer Assistance in accordance with this
Section 9 even if AGLC has materially breached this Agreement (other than an uncured payment default or failure to defend and indemnify ThermoRetec as provided herein) with or without an attendant termination for cause by ThermoRetec, if AGLC prepays a reasonable projection of the other charges hereunder for the Transfer Assistance for the entire period AGLC desires ThermoRetec to provide the Transfer Assistance. The Transfer Assistance shall be provided pursuant to the terms and conditions of this Agreement, and in lieu of all other compensation described herein (including the performance fee), ThermoRetec shall be compensated on a time and materials basis at its standard rates for such assistance; provided, however, that if AGLC has terminated this Agreement pursuant to Section 8.1(A) or 8.1(D), ThermoRetec shall provide the Transfer Assistance without any additional charge to AGLC; provided, further, that if AGLC has terminated this Agreement pursuant to Section 8.1(B) or 8.1(C), ThermoRetec shall provide the Transfer Assistance for the time periods and for the fees set forth in Section 8.5(d) and (e), respectively. If the Transfer Assistance requires ThermoRetec to incur costs that ThermoRetec would not otherwise incur in the performance of the Services under this Agreement, then ThermoRetec shall notify AGLC of the identity and scope of the activities requiring ThermoRetec to incur such costs and the projected amount of the charges that will be payable by AGLC for the performance of such assistance. Upon AGLC's authorization, ThermoRetec shall perform the assistance and invoice AGLC for such charges. Within 30 days after the date of the invoice, AGLC shall pay ThermoRetec for authorized additional charges incurred to provide such assistance to AGLC.

10.      Confidentiality.

         10.1 Definition; Restrictions. From time to time during the term of this Agreement, a party (the "Disclosing Party") may disclose Confidential Information (as defined below) to the other party (the "Disclosee"). Each party agrees that it will maintain the confidentiality of any and all Confidential Information of a Disclosing Party and not disclose any Confidential Information to any person other than to persons who require such information to perform the party's obligations hereunder, or use such Confidential Information except to perform its obligations hereunder. As used herein, "Confidential Information" means any technical, business, and other information related to the Disclosing Party's business, disclosed or otherwise obtained in connection with this Agreement, whether or not in writing, which (A) derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use, and (B) is clearly identified by the party to whom such information belongs as confidential.

         10.2 Additional Obligations. In addition, except as provided herein, each party agrees to hold the terms of this Agreement in confidence and to disclose such terms only to its employees, agents, subcontractors and representatives who need to know such information to perform their respective responsibilities and shall be directed to hold such terms in confidence.

         10.3 Exceptions. The obligations set forth in this Section 10 do not apply if and to the extent that the Disclosee establishes that: (A) the information was already known to the Disclosee, without obligation to keep it confidential, at the time of its receipt, as evidenced by documents in the possession of the Disclosee prepared or received prior to disclosure of such information; (B) the Disclosee received the information in good faith from a third party lawfully in possession thereof without obligation to keep such information confidential and without requiring the Disclosee to keep the information confidential; (C) the information was publicly known at the time of its receipt by the Disclosee or has become publicly known other than by a breach of this Agreement; (D) the information is independently developed by the Disclosee without use of the Disclosing Party's Confidential Information; or (E) the information does not constitute a trade secret under applicable law two years after the expiration or termination of this Agreement.

         10.4 Compliance with Legal Process. Nothing herein shall preclude either party from disclosing information which it is legally required to disclose whether pursuant to a valid legal process, court order, regulatory requirement or otherwise. A party that is legally required to make disclosures of any matter specified herein shall (a) notify the other party as soon as practicable and in any event in advance of making such disclosure, specifying the information it is legally required to disclose, and (b) where the court or governmental agency requiring the disclosure has a policy or procedure for protecting trade secrets or other confidential information, use such policy or procedure (if applicable).

         10.5 Work Product. ThermoRetec recognizes that it may obtain access to information created by and for AGLC and associated communications related thereto (collectively, "Privileged Work Product") which are confidential attorney work product or subject to the attorney-client privilege. AGLC shall identify for ThermoRetec the Privileged Work Product to which ThermoRetec may obtain access. ThermoRetec shall not intentionally reveal Privileged Work Product to third parties, and ThermoRetec shall institute adequate safeguards to prevent the unintentional disclosure of Privileged Work Product to third parties. The only persons who may have access to Privileged Work Product shall be those for whom such access is necessary for the purpose of providing Services to AGLC. AGLC has advised ThermoRetec that Privileged Work Product has been prepared in anticipation of litigation and that ThermoRetec is performing the Services in respect of Privileged Work Product as an agent of AGLC, and that all matters related thereto are protected from disclosure by Rule 26 of the United States Federal Rules of Civil Procedure, or any similar law in other local jurisdictions. Should ThermoRetec ever be notified of any judicial or other proceedings seeking to obtain access to Privileged Work Product, ThermoRetec shall (A) promptly notify AGLC and (B) take such reasonable actions as may be specified by AGLC to resist providing such access. AGLC shall have the right and duty to represent ThermoRetec in such resistance or to select and compensate counsel to represent ThermoRetec in such matter or reimburse ThermoRetec for reasonable attorneys' fees and expenses incurred in resisting such access.

11. Independent Contractor. ThermoRetec's relationship with AGLC under this Agreement shall be that of an independent contractor. Except as contemplated in
Section 4.8, nothing in this Agreement shall be construed to designate ThermoRetec, or any of its employees, consultants or subcontractors as employees, agents, joint venturers or partners of AGLC, and each party shall be responsible for the expenses of its own employees.

12.      Health and Safety.

         12.1 Avoidance of Harm. ThermoRetec shall conduct all Services in a manner to avoid risk of bodily harm to persons or damage to property and in full compliance with all Governmental Requirements and Orders, including without limitation, the requirements of the Occupational Safety and Health Act and the Mine Safety and Health Act, as well as AGLC's safety requirements. Further, ThermoRetec shall periodically inspect materials and equipment to identify any unsafe conditions and shall promptly take action to correct any condition which presents such a risk.

         12.2 Appropriate Knowledge. ThermoRetec represents and warrants that it is fully qualified and knowledgeable with respect to all health and safety requirements relating to the Services and that as an independent contractor, ThermoRetec shall be solely responsible for compliance with those requirements.

         12.3 Safety Equipment. ThermoRetec shall provide and maintain its own safety equipment in accordance with all applicable Governmental Requirements and Orders. ThermoRetec is responsible for providing its employees and subcontractors with adequate information and training in conformance with regulatory requirements.

         12.4 Notification. In the event of accident, injury or incident involving health, safety or damage to property, in addition to its notification requirements and other obligations under applicable Governmental Requirements and Orders, ThermoRetec shall immediately notify AGLC and shall submit a report on the incident in writing within 48 hours of such occurrence. ThermoRetec shall maintain accurate records of all such occurrences and shall furnish AGLC with such reports on an annual basis.

13. Survival and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Governmental Requirements and Orders and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or parts thereof, shall constitute their agreement with respect to the subject matter hereof, and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, it is the intention of the parties that any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

14.      Force Majeure and Other Delays.

         14.1 Force Majeure. Neither party hereto shall be liable for its failure to perform hereunder, or delays in performing hereunder, in whole or in part, due to contingencies beyond its reasonable control, including, but not limited to, strikes, work stoppages or delays, labor disputes, riots, wars, acts of God or nature, injunction or compliance with any law, regulation or order, whether valid or invalid, or delays, decisions or inactions of any governmental body or agency whether now existing or hereafter created (individually, each being a "Force Majeure Event"). The party claiming excuse from performance or delay in performance by reason of the occurrence shall give the other party prompt notice in writing of the occurrence and shall use its best efforts to remove or mitigate the effects of the Force Majeure Event upon its performance hereunder. Anything herein to the contrary, ThermoRetec shall not be allowed to claim excuse from performance by reason of AGLC's failure to receive any approvals, authorizations or consents from the Georgia Environmental Protection Department, the Georgia Public Service Commission or any other governmental agency that has authority or responsibility with respect to the Services if such failure arises from ThermoRetec's negligent act or omission or other breach of this Agreement.

         14.2 AGLC Options. If any Force Majeure Event substantially prevents, hinders or delays performance of the Services for more than 15 consecutive days, then at AGLC's option:

         (A) AGLC may procure such interrupted Services from an alternate source at its expense and withhold payment to ThermoRetec therefor, provided that AGLC continues to make payments to ThermoRetec hereunder for Services that ThermoRetec has and continues to provide; or

         (B) until such time as ThermoRetec has restored the interrupted Services, AGLC may suspend this Agreement effective as of a date specified by AGLC in a written notice to ThermoRetec, and AGLC will pay all fees due and payable through such effective date.

15. Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid, first class, certified or registered mail, return receipt requested, by a reputable overnight express delivery service, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this
Section 15 on the date of such facsimile), two days after mailing (if given or made by letter sent by express delivery service), or five days after mailing (if given or made by mail), and in proving same, it shall be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

If to ThermoRetec, to:                           With a copy to:

Tim Goodson, Environmental Program Director      ThermoRetec Consulting Corp.
ThermoRetec Consulting Corporation               300 Baker Avenue
1140 Hammond Drive - Suite C-3200                Concord, MA  01742
Atlanta, GA 30328                                Attn:  President
Phone: 770.522.9300                              Phone:  978-371-1422
Fax: 770.522.9960                                Fax:  978-369-9279


and in the absence of the Program Director, alternatively to:

Scott Keating, Operations Manager
ThermoRetec Consulting Corporation
1140 Hammond Drive - Suite C-3200

Atlanta, GA 30328
Phone: 770.522.9300
Fax: 770.522.9960

If to AGLC, to:                       With a copies to:

1251 Caroline Street, NE              1251 Caroline Street, NE
Atlanta, GA 30307                     Atlanta, GA 30307
Attn:  Chief Engineer                 Attn:  Vice President, Engineering
Phone:  404-584-3487                  Phone:
Fax:  404-584-3489                    Fax:

                                      Edward Kazmarek, Esq.
                                      Kilpatrick Stockton LLP
                                      1100 Peachtree Street
                                      Suite 2800
                                      Atlanta, GA  30309
                                      Phone:  404-815-6496
                                      Fax:  404-815-6555

16.      Disputes and Choice of Law.

         16.1 Dispute Resolution. Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance or breach of this Agreement and the transactions contemplated herein shall be resolved as specified in this Section 16.1.

                  (A) A dispute shall initially be considered in person or by telephone by the Program Directors within 7 business days of receipt of a notice from either party specifying the nature of the dispute.

                  (B) If the Program Directors do not resolve the dispute within such 7 business days, the dispute shall be submitted to the Management Committee for resolution. The Management Committee shall meet as often as necessary to gather and furnish to each party all non-privileged information with respect to the matter in issue which is appropriate and germane in connection with its resolution. The Management Committee shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one party to the other for non-privileged information reasonably related to this Agreement, will be honored in order that each party may be fully advised of the other party's position. The specific format for such discussions will be left to the discretion of the Management Committee, but it may include the preparation of agreed-upon statements of fact or written statements of position furnished by each party to the other party.

                  (C) If the Management Committee does not resolve the dispute within 30 days after the date of receipt by the other party of a request to submit the dispute to the Management Committee as described above (the
"Notice"), then the dispute shall be escalated to an executive officer of ThermoRetec and an executive officer of AGL Resources, Inc. for their review and resolution within 45 days after receipt of the Notice. If the dispute is not resolved by these officers within such 45 day period, the parties agree to try in good faith to resolve the dispute by mediation in Atlanta, Georgia under the Commercial Mediation Rules of the American Arbitration Association.

                  (D) If the dispute is not resolved by mediation within 90 days after the Notice, then the dispute shall be solely and finally settled by arbitration, which shall be conducted in Atlanta, Georgia, by a panel of three arbitrators, one of whom shall be selected by AGLC, one of whom shall be selected by ThermoRetec, and the third of whom shall be selected by the arbitrators selected by them. The parties renounce all recourse to litigation and agree that the award of the arbitrators shall be final and subject to no judicial review. The arbitrators will conduct the proceedings, including arguments and briefs, in accordance with the rules of the American Arbitration Association. The arbitrators will decide the issues submitted in accordance with the provisions and commercial purposes of this Agreement, provided that all substantial questions of law will be determined under the laws of the State of Georgia, United States of America (without regard to its principles of conflicts of laws). All decisions of the arbitrators will be in writing and submitted to the parties and will set forth findings of fact and conclusions of law. In the final award, the arbitrators will divide all costs, other than fees of counsel, incurred in conducting the arbitration, in any manner as the arbitrators deem just and equitable under the circumstances. Judgment on the award of the arbitrators may be entered into by any court having jurisdiction over the party against whom enforcement of the award is being sought. Each party agrees that any award of the arbitrators against it and on which judgment is entered may be executed against the assets of that party in any jurisdiction. By execution of this Agreement, each party irrevocably consents to the jurisdiction of any court having jurisdiction over that party for the purpose of enforcing any award.

                  (E) Notwithstanding any provision of this Section 16.1 to the contrary, each party shall be entitled to seek injunctive and other equitable relief in any court of competent jurisdiction to enforce the provisions of this Agreement, even if a related matter has already been submitted to arbitration in accordance with the provisions of this section.

         16.2 Performance During Disputes. The parties agree to continue to perform their respective obligations under this Agreement while a dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement or unless such performance is prevented by the actions of the other party.

17.      Financial Audits; Oversight.

         17.1 GAAP. ThermoRetec shall set up and maintain its books, records and accounts relating to this Agreement and the Services performed hereunder in accordance with generally accepted accounting principles consistently applied.

         17.2 Financial Compliance. Upon reasonable prior notice from AGLC, ThermoRetec shall provide AGLC, any of AGLC's representatives and the representatives of any governmental agency approved by AGLC with access to its facilities, data and books and records with respect to this Agreement and the Services and any assistance that they require for the purpose of performing financial and accounting audits, including audits or inspections of the Services. If any audit results in ThermoRetec being notified that ThermoRetec, a ThermoRetec representative, agent or subcontractor is not in compliance with any financial or accounting or audit requirement, ThermoRetec shall, and shall cause its agents, representatives or subcontractors to, promptly take actions to comply with such audits. ThermoRetec shall bear the expense of any such response that is (A) required by a financial or accounting or audit requirement relating to ThermoRetec's business or (B) necessary due to ThermoRetec's non-compliance with any financial or accounting or audit requirement imposed on ThermoRetec.

         17.3 Audit. Upon reasonable prior notice from AGLC, ThermoRetec shall provide AGLC with access to such financial records and supporting documentation as may be requested by AGLC, and AGLC may audit the fees charged to AGLC to determine if such fees are accurate and in accordance with this Agreement. Except as set forth below, AGLC shall be responsible for the costs of any audits performed pursuant to this Section 17. If, as a result of such audit, AGLC determines that ThermoRetec has (A) overcharged AGLC, it shall notify ThermoRetec of the amount of such overcharge, and ThermoRetec shall promptly pay to AGLC the amount of the overcharge, plus interest at the rate of 8% per annum, calculated from the date of the overcharge until the date of payment to AGLC, or
(B) undercharged AGLC, AGLC shall notify ThermoRetec of the amount of such undercharge and AGLC shall pay to ThermoRetec the amount of the undercharge. If any such audit reveals an overcharge to AGLC of 5% or more for the period being audited, ThermoRetec shall, at AGLC's option, issue to AGLC a credit against the fees or reimburse AGLC, for an amount equal to the costs of such audit.

         17.4 Document Retention. ThermoRetec shall (A) maintain procedures necessary to accurately monitor compliance with its obligations under this
Article 17, including compliance with the financial and accounting requirements of the Rider, and (B) make and retain records and supporting documentation in sufficient form and manner to document the Services and the fees paid or payable by AGLC under this Agreement, and to document AGLC's compliance with the financial and accounting requirements of the Rider for a period of five years after the completion of the Services.

         17.5 General Compliance. Upon reasonable prior notice from AGLC, ThermoRetec shall provide AGLC, any of AGLC's representatives and the representatives of any governmental agency approved by AGLC with access to its facilities, data and books and records with respect to this Agreement and the Services and any assistance that they require for the purpose of inspecting the Sites, the Services or the performance thereof. If any such inspection results in ThermoRetec being notified that ThermoRetec, a ThermoRetec representative, agent or subcontractor is not in compliance with any applicable provision of this Agreement or an applicable law or regulation, ThermoRetec shall, and shall cause its agents, representatives or subcontractors to, promptly take actions to comply with such notice.

18.      Taxes.

         18.1 Sales Taxes. Any payments due to ThermoRetec pursuant to Section 3 are inclusive of applicable sales, use, excise, personal property or other similar taxes attributable to the period on or after the Effective Date based upon or measured by (A) ThermoRetec's cost in acquiring or providing equipment, materials, supplies or third party services furnished to or used by ThermoRetec in providing and performing the Services, and (B) all taxes payable by ThermoRetec with respect to its revenues, income and profit. Each party shall bear sole responsibility for all taxes, assessments and other real property related levies on its owned or leased real property.

         18.2 Cooperation. The parties agree to reasonably cooperate with each other in good faith to more accurately determine and reflect each party's tax liabilities and to minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by the other party.

         18.3 Use and Services Taxes. Notwithstanding any other provision of this Agreement, if a sales, services, value added or similar tax is assessed on ThermoRetec's provision of the Services to AGLC or on ThermoRetec's charges to AGLC under this Agreement, AGLC will be responsible for and pay the amount of any such tax.

19. Assignment. This Agreement shall not be assigned, delegated or transferred by any party without the prior written approval of the other parties, which approval shall not be unreasonably withheld; provided, however, that AGLC may assign this Agreement to an affiliate without prior approval; provided, further, that ThermoRetec may assign this Agreement to any party which acquires all or substantially all of its assets in a Change of Control of ThermoRetec or a Permitted Change of Control. Any such assignment will not relieve the party of its obligations under this Agreement. This Agreement shall inure to the mutual benefit of the parties and their permitted successors and assigns.

20. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous and contemporaneous negotiations, comments and writings by the parties, including without limitation, any and all proposals, exceptions, or limitation provided by ThermoRetec. In no event shall the preprinted terms or conditions found on any ThermoRetec invoice or AGLC purchase order be considered part of this Agreement.

21. Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.

22. No Third Party Beneficiaries. The parties hereto do not intend, nor will any section hereof be interpreted, to create any third party beneficiary rights with respect to either of the parties.

23. Consents and Approvals. The parties hereto agree that in any instance where a consent, approval or agreement is required of a party in order for the other party to perform under or comply with the terms and conditions of this Agreement, then such party will not unreasonably withhold or delay such consent, approval or agreement, and where consent, approval or agreement cannot be provided, the party shall notify the other party in a timely manner.

24. Release of ThermoRetec Corp. If at any time a Change of Control of ThermoRetec or Permitted Change of Control is consummated, then effective as of the date such transaction is consummated, ThermoRetec Corp. shall be released from its obligations under Article 6 for any claims, causes of action, suits, damages, losses and expenses (including but not limited to reasonable attorneys fees and amounts paid in settlement) arising from acts or omissions occurring after the consummation of such Change of Control of ThermoRetec or Permitted Change of Control.

25.Headings. All headings herein are not to be considered in the construction or interpretation of any provision of this Agreement. This Agreement was drafted with the joint participation of both parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning hereof.

26. Commencement of Actions. Neither party may bring an action, regardless of form, arising out of this Agreement more than two years after the later to occur of the date on which the cause of action has arisen, or the date such cause of action was or should have been discovered.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single instrument.

28. Exhibits. The following Exhibits are attached hereto and incorporated herein by reference:

         Exhibit 1 - Scope of Services
         Exhibit 2 - List of Sites
         Exhibit 3 - Annual Performance Fee Calculation
         Exhibit 4 - Categories of Cost Definitions
         Exhibit 5 - Sample Subcontractor Agreements
         Exhibit 6 - Approved Subcontractors

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

ATLANTA GAS LIGHT COMPANY                   THERMORETEC CONSULTING CORP.

By:   /s/ Paul R. Shlanta                   By:    /s/ Michael D. Knupp
      --------------------                         ---------------------
Name:     Paul R. Shlanta                   Name:      Michael D. Knupp
      --------------------                         ---------------------
Title:    Sr. Vice President                Title:     President
      -----------------------                      ---------------------


The undersigned agrees to be a party to this Agreement solely for purpose of providing indemnification under Article 6 and agrees that notice given to ThermoRetec in accordance with this Agreement shall constitute notice to the undersigned.

ThermoRetec Corp.



By:     /s/ Robert W. Dunlop
        ---------------------
Name:       Robert W. Dunlop
        ---------------------
Title:      President
        ---------------------

ATLLIB01  908254.11
                                    EXHIBIT 1

                                Scope of Services

Except as specifically limited in this Exhibit 1, or in the Master Environmental Management Services Agreement, ThermoRetec shall provide general management of the investigation and cleanup of all Sites listed in Exhibit 2. Without limiting the generality of this obligation, the Services shall include, without limitation, the following:

1) AGLC-Lead Sites. With respect to those Sites where AGLC is solely responsible for Site activities ("AGLC-Lead Sites") (Augusta, Griffin, Macon #1, Rome, Savannah, Valdosta, and Waycross):

         a)       Administrative and General:
                  --------------------------

                  i) General. Overall management and coordination for innovative, cost-effective, and timely cleanup of the Sites in accordance with the Plan and all applicable Governmental Requirements and Orders.

                  ii) Deadlines. Meet all applicable deadlines established by EPD and PSC, except as directed by AGLC management. Where there is a risk of non-compliance with applicable deadlines, inform AGLC management at the earliest possible point, develop actions and determine with AGLC management their appropriateness, and take all appropriate measures to overcome any impediments to meeting deadlines, and, where necessary, assist AGLC management in communicating the appropriate facts and justifications to EPD and/or the PSC.

                  iii) Subcontractors. Identify appropriate remediation subcontractors or suppliers, prepare scopes of work, solicit proposals, evaluate responses, coordinate selection of subcontractors with AGLC management, and notify AGLC management of any principal or alliance subcontractors.

                  iv) Stakeholders. In coordination with AGLC management, identify key off-site entities with interests or concerns potentially affected by the MGP program, and assist AGLC as requested in the development and implementation of measures to respond to these interests or concerns. Identify those persons for whose property AGLC must obtain access and make suitable and necessary arrangements.

                  v) Claim Identification. Where ThermoRetec becomes aware of claims or threatened claims of property damage or bodily injury, report that fact promptly to AGLC management and assist AGLC counsel, as requested, in evaluating and responding to such.

                  vi) Cost Recovery. Assist outside counsel, as requested, in PRP cost recovery actions or negotiations, including providing documentation, testimony, and other support necessary to justify the work, expenses, and remediation decisions.

                  vii)     Property  Disposition.  In  connection  with  AGLC
                           management,   assist  in  developing property
                           disposition plans, employing remediation alternatives appropriate for property reuse or redevelopment.

                  viii) Recordkeeping. Maintain all files and records as necessary, including those as required for PSC audit and reporting purposes, as necessary for compliance with the National Contingency Plan ("NCP"), and as required under applicable rules and orders governing the cleanup of the Sites.

                  ix) Regulatory Negotiations. In consultation with and as requested by AGLC, represent AGLC and lead negotiations with environmental agencies, identifying for AGLC management all key strategic issues.

                  x) Site Closure. Supervise and conduct all Site closure studies, prepare reports, and obtain from EPD all necessary closure documentation, delisting decisions, "no further action" letters, and other forms of regulatory finality.

         b)       Technical.
                  ---------

                  i) Investigations. Supervise/conduct all remedial investigations and Site assessments.

                  ii)      Studies.   Supervise/conduct  all  required  research
                           initiatives (such as natural attenuation, sediments, and wetlands).

                  iii) CAPs. Supervise/conduct the preparation of all corrective action plans.

                  iv) Remedial Design. Supervise/conduct the preparation of all remedial designs, including the preparation of appropriate remedial design documents.

                  v) Remedial Action. Supervise all cleanup activities performed by subcontractors, assuring that all
                           remedial   objectives  have  been  attained  and  all
                           remedial actions comply with all requirements established by governmental orders, regulations, statutes, or agreements.

                  vi) Technical Documentation. Prepare all reports, notices, and other documentation for EPD necessary under applicable rules or orders, or as otherwise appropriate.

         c)       Financial.
                  ---------

  i) Cost Estimates. Prepare probabilistic cost models, as required for establishing forward-looking estimates of Expected Costs for each Site.

  ii) Engineering Cost Estimates. Prepare engineering cost estimates for remediation costs or remedial alternatives.

  iii)     Cash flow. Prepare remedial project estimated cash flows.

  iv) Insurance. Provide assistance to develop insurance coverage strategy for the Sites to cover at least the risks of additional remediation costs, regulatory reopeners, and third-party property damage and personal injury claims.

2) Non-AGLC-Lead Sites. For those Sites where AGLC shares responsibility with Georgia Power Company (Athens and Brunswick), and for those Sites where AGLC is a member of a PRP group (Sanford, St. Augustine, and Orlando):

         a)       Administrative and General.
                  --------------------------

                  i) Committees. In consultation with AGLC management, represent AGLC as the technical and management member of any committees (or, if so directed by AGLC management, assist an AGLC representative in such a role). Take such actions on such committees as are necessary and appropriate to encourage innovative, cost-effective, and timely cleanups of the Sites.

                  ii) Coordination. Represent AGLC's interests in decisions by committees regarding selection of subcontractors, preparation of scopes of work, evaluation of proposals, and other tasks. In consultation with AGLC management, represent AGLC's interests in the identification of off-Site stakeholders and the development of measures to address the interests or concerns of such stakeholders. Represent AGLC's interests in the technical review of reports and communications with the regulatory agencies.

                  iii)     Cost  allocation.   Assist  outside  counsel,  as
                           requested,   in  the  development  of information
                           necessary for cost allocation negotiations.

                  iv) Recordkeeping. Maintain all files and records including those as required for PSC audit and reporting purposes, as necessary for compliance with the NCP, and as required under applicable rules and orders governing the cleanup of the Sites.

                  v) Regulatory Negotiations. To the extent group negotiations involving regulatory agencies require or would be aided by technical participation, in consultation with AGLC management, represent AGLC and assist the committees to present technical issues to the regulatory agencies.

         b)       Technical.
                  ---------

                  i) Studies, Assessments, and Plans. Review recommendations for studies or assessments for investigation or cleanup of the Sites. In consultation with AGLC management, represent AGLC's interests in the conduct of such studies and assessments and the conduct of required research. Represent AGLC's interests in the preparation of any Corrective Action Plans or other remedial action proposals.

                  ii) Remedial Design and Action. Represent AGLC's interests in the review and supervision of all remedial design activities and the conduct of all remedial actions.

                  iii) Documentation. Review or arrange for the review of reports, scopes of work, and other documentation prepared in the course of such studies or assessments.

         c)       Financial.
                  ---------

                  i) Cost Estimates. Prepare probabilistic cost estimates, as required for establishing forward-looking estimates of Expected Costs for each Site. Represent AGLC's interests in the preparation or review of engineering cost estimates of closure costs or remedial alternatives. Prepare remedial project estimated cash flows.

                  ii) Insurance. Provide assistance to develop insurance coverage strategy for the Sites to cover at least the risks of additional remediation costs, regulatory reopeners, and third-party property damage and personal injury claims.

ATLLIB01  908254.11
                                    EXHIBIT 2

                                  List of Sites

AGLC Lead Sites (Georgia)

Augusta
Griffin
Macon
Rome
Savannah
Valdosta
Waycross


Non-AGLC Lead Sites (Georgia and Florida)
-----------------------------------------
Athens
Brunswick
Orlando
Sanford

St. Augustine

ATLLIB01  908254.11
                                    EXHIBIT 3

                       Annual Performance Fee Calculation

1. During the Initial Term AGLC shall pay ThermoRetec the following two performance fees (the "Aggregate Performance Fees"):

         (a) A "Site Management Fee" for the Non-AGLC-Lead Sites (as defined in Exhibit 2); and

         (b)      A "Performance Fee" for the AGLC-Lead Sites.

2. Site Management Fee. The Site Management Fee shall be payable monthly in accordance with Section 3.4 and shall be equal to 10.5% of the Actual Costs associated with the Non-AGLC-Lead Sites.

3.       Performance Fee.
         ---------------

         (a) General. The Performance Fee shall be calculated as set forth below:

                  (i) The parties believe that the total Actual Costs for the AGLC-Lead Sites will be ${*} ("Expected Cost"). This expectation is subject to the assumptions and caveats set forth on Attachment 1 of this Exhibit. The Expected Cost, as the Parties anticipate it will be incurred on an annual basis, unless adjusted for additional services as provided for in paragraphs 2.2 or 2.3 of the Master Services Agreement, forms the basis for the calculation of the Performance Fee. The expected Actual Costs for the AGLC-Lead Sites are shown below.

                                             Current Estimate
                                             of Actual Cost by

                Contract Year                Contract Year

   Year 1(Jan. 1, 2000/June 30, 2000)         $ {*}
   Year 2(July 1, 2000/June 30, 2001)           {*}
   Year 3(July 1, 2001/June 30, 2002)           {*}
   Year 4(July 1, 2002/June 30, 2003)           {*}
   Year 5(July 1, 2003/June 30, 2004)           {*}
   Year 6(July 1, 2004/Jan. 31, 2005)           {*}
                                              -----------

   Expected Cost:                             $ {*}


  (i) The parties acknowledge that the expected Actual Costs per year will be adjusted annually with the approval of the Annual Budget.

   (ii) If, at the end of the Initial Term, the total Actual Costs for the AGLC-Lead Sites are equal to the Expected Cost, ThermoRetec will have earned a total Performance Fee of ${*}. For any other total Actual Costs, the Performance Fee will be adjusted as set forth below.

 (b) Year 1 Calculation: Subject to paragraph (d) below, for purposes of calculating the Performance Fee during the first Contract Year, the parties have agreed that the Performance Fee will be ${*} per month, which would be equal to a pro rata amount of ThermoRetec's Performance Fee during such period, if the Actual Costs for such period were equal to the forecasted amount (${*} million / ${*} million) * ${*} million / {*} for the initial Contract Year (a 6 month period)). The Performance Fee shall be paid by AGLC at the same time that it makes its monthly payment under Section 3.4.

 (c) Subsequent Year Calculations: Within thirty (30) days after the end of each Contract Year, ThermoRetec shall total the Actual Costs for the preceding Contract Year(s) and shall, using these Actual Costs, recalculate the forecast Expected
          Cost  (EC{R})  and  revised   budgeted  Actual  Costs  for  each
          subsequent Contract Year (BC{Rn}). The Performance Fee for the upcoming Contract Year (PF{n}) will then be calculated according to the following formula:

  (i)      The slope (S) of the Performance Fee function is given by:

           S =  ${*}                                (Eq. 1)
                ------------------------------
                ${*} - ${*}
         S = -0.370899

  (ii) The Total Performance Fee (PF{T}) based upon the recalculated Expected Cost(ECR)shall be determined pursuant to the following formula:

                   PF{T} = (EC{R} - C{max}) * S            (Eq. 2)

                            where

            C{max}            =          ${*},
            unless adjusted as setforth in paragraph 3(g), below.


  (iii) The Performance Fee in Contract Year n (PF{n}) is determined pursuant to the following formula:

PF{n} = (PF{T}-sum of previous years PF{n})*BC{Rn}/sum of remaining years BC{R}
                                                          (Eq. 3)

          (iv) Given the complexity of the calculation, three sample calculations are set forth on Attachment 2 to this Exhibit. The sample calculations are illustrative in nature and are not binding on the parties.

 (d) Monthly Payments. (i) The Performance Fee shall be paid monthly at the same time payments are made under Section 3.4. The amount actually paid each month shall be equal to eighty percent (80%) multiplied by one-twelfth (1/12) of the Performance Fee for such Contract Year. The remaining 20% shall be withheld and applied as described in paragraphs
          (e) and (f) below.

                  (i) If the Performance Fee for any particular Contract Year is a negative number, then AGLC shall make no payment of the Performance Fee to ThermoRetec for such Contract Year, but shall instead be entitled to off-set the Negative Performance Fee first against Site Management Fees during such year, and at the end of such Contract Year, against any retained Performance Fees from previous years.

         (e) Year-End Payment. Within sixty (60) days after the end of each Contract Year, except the final Contract Year within the Initial Term, ThermoRetec shall be paid up to fifty percent (50%) of the withheld portion of the Performance Fee for the preceding Contract Year, as the Management Committee deems appropriate given AGLC's satisfaction with ThermoRetec's performance and such other factors as the Management Committee considers appropriate. All withheld amounts that are not paid at year end shall continue to be withheld until the end of the Initial Term.

         (f) Payment upon Expiration of Initial Term. Within sixty (60) days after the end of the Initial Term, ThermoRetec shall be paid the balance of all withheld amounts from the previous years, adjusted for any deficiencies or make-up, which may have occurred during the Initial Term.

         (g) Adjustment for Windfalls. The parties understand and agree that there are factors beyond the reasonable control of ThermoRetec for which it would be unfair to reward ThermoRetec (for lower costs) or penalize ThermoRetec (for higher costs) as a result of these factors.

                  A windfall is the difference between the yearly budgeted cost and the actual cost for soil remediation at a site or operable unit.

                  A windfall does not arise when better than expected performance results due to construction efficiency, procedures, systems, schedule, strategy, people or other innovative factors. A +/- 5% change in Actual Cost for the Augusta, Macon or Savannah Sites or any operable unit thereof shall not constitute a Windfall situation. A change in Actual Cost for all other sites shall not constitute a windfall.

                  Accordingly, should any such windfall factors arise at the Augusta, Macon or Savannah Sites or any operable unit thereof, the benchmarks according to which the Performance Fee is calculated shall be modified as follows. ThermoRetec shall calculate or show the change to the Expected Cost as a result of the windfall event, C{W}. C{max} would then be increased or decreased by C{W}, and the recalculated C{maxr}, unless the Management Committee decides on equitable grounds to use a
                  different   figure,   shall   be   used   in  all   subsequent
                  calculations.

         (h) Adjustment for Lower Costs. If the total Actual Costs for the AGLC-Lead Sites is or is forecasted to be less than ${*}, as adjusted for the sum of all windfall savings or costs, then the parties agree to negotiate an acceptable equitable adjustment to the formula set forth above.

         (i) Adjustment for Time-Shifted Costs. If a substantial amount of Actual Costs forecasted for one Contract Year are actually incurred in a different Contract Year, such that the calculation of the Performance Fee for that one Contract Year would be unfair to either party under the circumstances, the parties agree to negotiate an acceptable equitable adjustment to the formulae set forth above. This clause shall have no effect on ThermoRetec's ability to accrue costs for incurred work, which will not be billed until after the close of the Contract Year (and in accordance with accepted financial practices).

         (j) Limitations. Subject to paragraph (h) above, the parties acknowledge and agree that the final aggregate Performance Fee shall not exceed ${*} under any circumstances, nor shall it be less than zero.

ATLLIB01  908254.11
                                  Attachment 1


Site Assumptions and Caveats
------------------- -------------------------------------------------------------------------------- -------------------------------
  Site              Assumptions                                                                      Caveats
------------------- -------------------------------------------------------------------------------- -------------------------------
Athens              No groundwater pump & treat required                                             {*}
                    {*}
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Augusta             {*}                                                                              {*}
                    {*}                                                                              {*}
                    Thermal Desorption can effectively meet RRS
                    {*}
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Brunswick           {*}                                                                              No groundwater pump & treat
                                                                                                     will be required
                    {*}
                    Natural attenuation is the final remedy for groundwater
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Griffin             No groundwater pump & treat required
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Macon               Trestle at river will not require removal                                        {*}
                    {*}                                                                              {*}
                    All soil  manifested  as  non-hazardous
                    {*}
                    {*}
                    {*}

------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Rome                {*}                                                                              {*}                  {*}
                    {*}
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Savannah            {*}                                                                              {*}
                    {*}                                                                              No Significant archeological
                    {*}                                                                              findings will be made
                    No hazardous waste costs

------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Valdosta            GPC property excavation will not be larger than currently anticipated            {*}

                    Wetlands impacts are not more extensive than estimated
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Waycross            Onsite excavation will not be larger than anticipated                            {*}
                                                                                                     {*}


------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
Sanford             All impacted soils will be remediated via excavation                             {*}

                    Natural attenuation is the final remedy for groundwater
------------------- -------------------------------------------------------------------------------- -------------------------------
------------------- -------------------------------------------------------------------------------- -------------------------------
St. Augustine       AGLC will pay for thermal desorption of regulated materials excavated from
                    the harbor                                                                       Excavation in the harbor below
                                                                                                     3 feet is considered part of
                                                                                                     the property development
                                                                                                     activities

------------------- -------------------------------------------------------------------------------- -------------------------------

                                  Attachment 2

(1) Costs are as expected until year 3, when Retec obtains a ${*} million cost savings ({*} versus {*}), yielding a revised expected cost (ECR) of ${*}. Retec has earned performance fees up to this point of ${*} million. Absent any further changes, Retec's performance fees for the remaining years are given by:

                           PF{T} = ({*}-{*})*S

                                 = ${*} million (versus {*} million)

                           PF{4}      = ({*}-{*}) * ({*}/{*})

                                      = ${*} million

                           PF{5}      = ({*}-{*}) * ({*}/{*}) = {*}
                           PF{6}      = ({*}-{*}) * ({*}/{*}) = {*}

(2) Same, but in year 4, Retec's costs go up by $*** million, negating the prior year's cost savings and increasing the revised expected cost to $***** million.

                           PF{T}      = ({*}-{*})*S
                                      = {*} million (versus {*} million)

                           PF{5}      = ({*}-{*})*({*}/{*}) = {*}
                           PF{6}      = ({*}-{*})*({*}/{*}) = {*}

(3) Same as (1), but in year 4 Retec saves an additional ${*} million (${*} versus ${*}), resulting in a revised total expected cost of $80.36.

                           PF{T}      = (${*}-{*})*S
                                      = ${*} million

                           PF{5}      = ({*}-{*})*({*}/{*}) = {*} ({*})
                           PF{6}      = ({*}-{*})*({*}/{*}) = {*} ({*})

                                    EXHIBIT 4

                         Categories of Cost Definitions

1.  Salaries and Wages

         Direct Labor cost specifically the actual wages and salaries exclusive of any bonus or fringe benefits paid to ThermoRetec employees directly engaged in the performance of Services described in this Agreement.

2.  Applied Overhead Rate

         The rate applied to Direct Labor for the cost of all ThermoRetec overhead and G&A costs as audited by the Gas Research Institute for use as a forward pricing rate and actual final audited rates to be applied to existing costs incurred for adjustment to actual overhead costs incurred.

3.  Supplies and Materials

         The direct costs including transportation and applicable taxes of all site and office supplies and materials purchased and consumed directly in the performance of Services described in this Agreement. These costs are exclusive of any markup or processing fees.

4.  Subcontractors

         The direct cost paid by ThermoRetec to subcontractors and consultants for work performed in relation to the Services described in this Agreement. Amounts are exclusive of any markup or processing fee.

5.  Rentals and Leases

         Rental fees for all necessary machinery and equipment, either owned by ThermoRetec or obtained from a third-party vendor for use on Sites. Such charges for ThermoRetec-owned machinery and equipment shall be at competitive prices prevailing for similar use in the site-specific areas that would be charged by a third-party vendor

6.  Utilities

         The actual cost of all electric, telephone, water, gas, sewer, and heating oil for operations at the Sites, late fees or processing costs excluded.

7.       Travel, Transportation and Living Expenses

         All costs reasonably incurred by ThermoRetec for travel, transportation and living expenses of its personnel in connection with performance of the Services.

8.  Miscellaneous Expenses

         Amounts paid by ThermoRetec on behalf of AGLC for all other items or services used or consumed directly in the performance of Services described in this Agreement. Amounts should be exclusive of any markup or processing fees.

9.  General

         Anything herein to the contrary notwithstanding, nothing in this Agreement shall permit any cost or expense incurred by ThermoRetec to be recovered more than once.

                                    EXHIBIT 5

                         Sample Subcontractor Agreements



    ThermoRetec Consulting Corporation

                      MASTER SUBCONTRACT SERVICES AGREEMENT

THIS AGREEMENT is made this ____ day of _________, ______ by and between:

                           ThermoRetec Consulting Corporation
                           9 Damonmill Square, Suite 3-A
                           Concord, MA 01742-2851

(hereinafter called "ThermoRetec"), and

(hereinafter called "Subcontractor")

WITNESSETH:

         ARTICLE 1 - TERM. This agreement is effective from __________ to _________. The term of this Agreement may be extended by the mutual agreement of the parties.

         ARTICLE 2 - SCOPE OF SERVICES. The Scope of Services is hereinafter referred to as the "Work". Subcontractor shall provide qualified personnel to perform services generally in the area of ___________________ services. Individual tasks will be authorized by written Work Orders (Attachment 1) issued by ThermoRetec from time to time and accepted in writing by Subcontractor.

         Each Work Order hereunder shall refer to this Agreement, shall be governed by the terms and provisions hereof, and shall indicate the scope of and include any required data or specifications for the Work to be performed pursuant thereto. Subcontractor shall not proceed with any phase of any work prior to the receipt of a written order describing such work and subcontractor's written acceptance of such order. Each Work Order will contain a price which will not be exceeded without a written change to the Work Order. No other terms not specifically noted in this Agreement will apply.

         In the event of conflict among documents pertaining to the Work, the order of priority shall be: (1) This Agreement; (2) ThermoRetec Work Order; (3) Written Work Order Change; (4) Request for Quotation; (5) ThermoRetec Specifications; (6) ThermoRetec Drawings.

         ARTICLE 3 - INTENT. ThermoRetec and its Client desire to complete the Work in an economical mariner consistent with the Scope of Services. Subcontractor, recognizing the trust and confidence established with ThermoRetec by virtue of this Agreement, agrees to use its best efforts in furnishing skill and judgment in the scheduling and execution of the Work consistent with the interests of ThermoRetec and in accordance with its requests and approvals.

         ARTICLE 4 - INVOICING AND PAYMENT. ThermoRetec shall pay Subcontractor for services rendered in accordance with Subcontractor's quoted price list dated _________________, which is attached and made a part hereof as Attachment II. The following procedures will be used in making reimbursements under this
Agreement:

         (a) No less than once per month during the progress of the Work, Subcontractor shall provide a separate invoice to ThermoRetec for each Work Order issued under this Agreement for all costs incurred by the Subcontractor during the period covered by the invoice. Invoices will show a breakdown of the work performed, broken down by the cost basis noted in each work order. Invoices for orders performed on a Time and Material (T&M) cost plus basis must be supported with copies of daily time cards and copies of receipts for all materials and travel expenses. Each invoice will show the Master Services date, Work Order No., Work Order date, Work Order amount, balance of funds remaining on the Work Order, ThermoRetec's Project No., and the name of ThermoRetec's Representative named on the Work Order. Description of services provided should document site location and detail scope of work.

         Subcontractor will submit original invoice and one copy to the Work Order Representative.

         (b) Properly supported and approved invoices are due and payable to the Subcontractor within five (5) working days of ThermoRetec's reimbursement by its client but in no event more than sixty-five (65) days from the date of receipt by ThermoRetec's Accounts Payable department. In order to expedite payment, Subcontractor should submit invoices no later than the end of the third week of each month.

         (c) For any work performed on a Time and Materials basis, Subcontractor shall maintain accurate accounting records of all reimbursable costs paid or incurred by Subcontractor in connection with the Work and shall permit ThermoRetec to have access during regular business hours to all records, account books, vouchers, invoices, and payroll related to the cost of the Work. In the event ThermoRetec desires to perform an audit of Subcontractor's cost records, it shall be completed within one (1) year after the final billing is presented to ThermoRetec.

         (d) For Work Orders performed on a Lump Sum, Fixed Price basis, or Unit Price basis, ThermoRetec's audit rights under 4(c) above do not apply.

         (e) At ThermoRetec's request, Subcontractor shall furnish evidence, satisfactory to ThermoRetec, that all labor and materials furnished during the period covered by each invoice have been paid for in full and that the Work is not subject to liens or claims on account thereof. ThermoRetec may withhold payment of invoices until Subcontractor furnishes such evidence.

         Any Work performed under this Agreement which require progress payments may be subject to a ten percent (10%) retainage. The final retention invoice shall be submitted for payment after completion and final acceptance of the Work by ThermoRetec. Payment for retained amounts is due 30 days from receipt by ThermoRetec's Subcontract Department of an approved invoice.

         Subcontractor  must submit proper  Insurance  Certificates  (Attachment
III) and IRS Form W-9, Attachment IV before any payment will be made by ThermoRetec under this Agreement.

         ARTICLE 5 - COMPLIANCE WITH LAWS. Subcontractor agrees to comply with all applicable local, state and federal laws and regulations pertaining to the Work under this Agreement.

         ARTICLE 6 - INDEPENDENT CONTRACTOR. The relationship of Subcontractor to ThermoRetec shall be that of an Independent Contractor.

         ARTICLE 7 - TERMINATION. This Agreement shall continue in force for the term specified in Article 1; provided, however, that ThermoRetec shall have the right to terminate this Agreement pursuant to the provisions of this Article hereunder.

         (a) ThermoRetec and Client shall have the right at any time, with or without cause, to terminate further performance of the Work by written notice to Subcontractor specifying the date of termination.

         (b) This Agreement may be terminated by ThermoRetec in whole or in part in writing in the event of a default consisting of substantial failure by the Subcontractor to fulfill its obligations under this Agreement through no fault of ThermoRetec, provided, that no such termination may be effected unless the Subcontractor is given written notice of default and a reasonable opportunity to cure the default.

         (c) If termination is effected under 7(a) above for ThermoRetec's or Client's convenience, and Subcontractor is not in default, ThermoRetec will pay Subcontractor all reimbursable costs which are due as of the effective date of termination, and in addition, those reimbursable costs incurred in good faith by Subcontractor after the effective date of termination in connection with (1) demobilization of equipment and personnel and (2) any necessary subcontract and/or vendor settlements.

         (d) Upon receipt of termination notice pursuant to Paragraphs 7(a) or 7(b) above, Subcontractor shall (1) promptly discontinue all Work affected (unless the notice directs otherwise), and (2) deliver to ThermoRetec all data, drawings, specifications, reports, summaries, and such other information and materials as may have been accumulated by Subcontractor in performing the Work, whether completed or in process, with the exception of one record copy of such information which shall be kept by Subcontractor.

         (e) The rights and remedies of ThermoRetec and Subcontractor provided in this Article are in addition to any other rights and remedies provided by law or under this Agreement.

         ARTICLE 8 - NOTICES. The ThermoRetec Representative named in each Work Order shall receive all communication related to the Work Order and shall be available as necessary for issuing Work Orders, Change Orders, inspecting and approving the Work, and for approving invoices and other records of the Subcontractor. ThermoRetec's Representative may delegate his/her work and authority to others as desired, confirming such action in writing to Subcontractor.

         ThermoRetec's address for legal notices is:

         Name:           Charlotte E. Lawson, Corporate Contracts Administrator
         Company Name:   ThermoRetec Consulting Corporation
         Address:        9 Damonmill Square, Suite 3-A
                         Concord, MA 01742-2851

         Telephone No.:             978-371-1422
         FAX:                       978-369-9279

         Subcontractor's Representative shall be available for conferring with, receiving requests, and taking communications from ThermoRetec. Subcontractor's Representative may delegate his/her authority to others within Subcontractor's organization as he/she desires, confirming such action in writing to
ThermoRetec, prior to delegation of said authority. Subcontractor's Representative and address for notices and communications is:

         Name:
         Company Name:
         Address:

         Telephone No.:
         Fax No.:

         ARTICLE 9 - ACCESS TO THE WORK. ThermoRetec and ThermoRetec's Client shall have access at all reasonable times to all Work done and product made by or for Subcontractor pursuant to any Work Order hereunder and such Work and product shall be the property of ThermoRetec at all times. Subcontractor shall turn over to ThermoRetec all such Work done and product made upon timely request by ThermoRetec during the progress of the Work or at the expiration or termination of the Work to be performed under any Order hereunder.

         ARTICLE 10 - CONFIDENTIALITY. Subcontractor will, for the duration of this Agreement and for a period of five (5) years thereafter, retain in confidence all technical and business information designated in writing as "CONFIDENTIAL" and disclosed by ThermoRetec to Subcontractor except:

         (a) ThermoRetec's and/or ThermoRetec's Client's technical and business information previously known to Subcontractor; or

         (b) ThermoRetec's and/or ThermoRetec's Client's technical and business information which becomes known to Subcontractor through legal means; or
         (c) ThermoRetec's and/or ThermoRetec's Client's technical and business information which is public knowledge or subsequently becomes public knowledge through no fault of Subcontractor and without breach of this Agreement.

         Neither party shall be liable for the inadvertent or accidental disclosure of such information, if such disclosure occurs, despite the exercise of the same degree of care as such party normally takes to preserve and safeguard its own confidential information.

         ARTICLE 11 - LIABILITY, INDEMNIFICATION AND INSURANCE. Subcontractor agrees to indemnify, save and keep harmless ThermoRetec and ThermoRetec's Client from and against any and all loss, damage, cost, charges or expenses or claims for same which ThermoRetec or ThermoRetec's Client may suffer or sustain or be in any way subjected to on account of injury to or death of any person or damage to or loss of property arising out of the negligent performance of this Agreement by Subcontractor, its servants, employees, agents or representatives.

         Subcontractor agrees to indemnify, hold harmless, protect and defend ThermoRetec, its successors or assigns, its clients and the user of Subcontractor's goods and services against all suits and from all claims, demands, judgment, costs and attorney's fees for actual or alleged infringement of letters patent, trademarks and copyrights in connection with goods and services supplied hereunder, provided that they are used as normally intended and are not made to ThermoRetec's own specifications.

         Subcontractor agrees to provide and maintain at its own expense, insurance coverage until the Work is completed and accepted by ThermoRetec and to furnish certificates (Attachment III) from its insurance carrier, showing that Subcontractor carries insurance in the following minimum limits:

         (a) Worker's Compensation, including coverage under United States Longshoremen's and Harbor Worker's Act where applicable, at the statutory limits for the state or states in which the work is to be performed. Employer's Liability insurance in the amount of $500,000.

         (b) Comprehensive General Public Liability insurance in the amount of $1,000,000 combined single limit for bodily injury and property damage, including product liability, completed operations, contractual liability and, where applicable, coverage for damage caused by blasting, collapse or structural injury and/or damage to underground utilities.

         (c)  Automobile  Public  Liability  in the  amount  of  $1,000,000  per
occurrence  for  bodily  injury  and  property   damage,   including   non-owned
automobiles.

         All such policies shall be in form and with insurance carriers acceptable to ThermoRetec. Subcontractor will cause ThermoRetec to be designated as additional insured under such policy. Subcontractor must provide ThermoRetec with thirty (30) days prior written notice of cancellation before cancellation of any policy will be effective.

         ARTICLE 12 - FORCE MAJEURE. Either party shall be excused from performance of its obligations under this Agreement, other than payment of monies when due, in the event and to the extent that such performance is delayed or prevented by any cause or event beyond the reasonable control of such party including, but not limited to, any act of God or of the public enemy, war, insurrection, riot, civil disturbances, labor dispute, fire, flood, washouts, storms, landslides, explosion, any embargo, or any act or order of any military or civil authority, including courts. Within a reasonable period of time after a party determines that an event of force majeure exists which delays or prevents the performance of its obligations under this Agreement, such party shall give the other party notice thereof, and such party shall use all reasonable efforts to eliminate such event in so far as possible with a minimum of delay. Nothing herein contained shall require such party to submit to what it considers to be unreasonable conditions or restrictions.

         ARTICLE 13 - SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither party may assign its interests herein (unless the assignee assumes in writing assignor's obligations hereunder) without the prior written consent of the party, which consent will not be unreasonably withheld. No assignment shall operate to relieve the assignor of its obligation under this Agreement.

         ARTICLE 14 - HEALTH & SAFETY. As the prime contractor, ThermoRetec will be responsible for supplying copies of the Project Specific Health & Safety Plan ("Plan") to the Subcontractor prior to the initiation of any work activities at a Project site. The Plan will establish the health and safety protocols to be observed by all Subcontractor personnel assigned to the project.

         Subcontractor's personnel will review the Plan with the designated Health & Safety Coordinator prior to beginning any work on a Work Order. It is the responsibility of the Subcontractor's personnel to abide by the requirements of the Plan or take exception in writing prior to initiation of the Work. Failure to abide by the requirements of the Plan may result in immediate dismissal of Subcontractor Personnel from the job site and the termination of this Agreement.

         Before Subcontractor's personnel are allowed on the job, Subcontractor must furnish proper documentation to the ThermoRetec representative of any required OSHA Training, Drug Testing, Medical Surveillance and Respirator Fit-Testing for all Subcontractor personnel on the job.

         ARTICLE  15  -  APPLICABLE  LAW.  The  validity,   interpretation   and
performance of these terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

         ARTICLE 16 - ATTACHMENTS. The following Attachments hereby become a part of this Agreement:

                  Attachment I - Sample Work Order Form
                  Attachment II - Subcontractor's Price Quote
                  Attachment III- Subcontractor's Certificate of Insurance Attachment IV- Subcontractor's IRS Form W-9

IN WITNESS WHEREOF, the parties have caused these presents to be executed on the date first hereinabove written.

ThermoRetec Consulting Corporation

by:                                                           by:


Charlotte E. Lawson                                           Name

Corporate Contracts Administrator

Title                                                         Title

Date:                                                         Date:
     ---------------------------------------

                                  ATTACHMENT I

                                   WORK ORDER

                      Project No.:________________________

                 Work Order No.:________________________________

ThermoRetec Representative:_________________/ThermoRetec Project Assistant (A/P)
                           Address:
                           Address:

                           Phone:                    FAX:

         In accordance with the Subcontract Agreement between Subcontractor and ThermoRetec dated _______________, this Work Order describes the Scope of Services, Time Schedule, and Price and Payment Terms for the Project known as:

Scope of Services:

Time Schedule:             All work to be completed
-------------


Price Not To Exceed:       Total costs not to exceed . . . . . . . . . . . . .$
-------------------


QA/QC Criteria/Health & Safety Requirements:

         Acceptance of the terms of this Work Order is acknowledged by the following signatures of the Authorized Representatives of the parties to the Agreement. This Work Order consists of this document and any supplemental pages attached and referenced hereto.

Approval and Acceptance:

ThermoRetec Consulting Corporation

Signature                                                     Signature


Name                                                          Name



Date                                                          Date

                                 ATTACHMENT III

                            CERTIFICATE OF INSURANCE

                                  ATTACHMENT IV

W-9               PAYER'S REQUEST FOR TAXPAYER IDENTIFICATION NUMBER

Name of Subcontractor As Shown on Federal Account

Address

City, State, Zip Code

Taxpayer Identification Number (TIN)


Employer ID Number                 OR                Social Security Number


Please check appropriate box:

                  Individual/Sole Proprietor

                  Corporation

                  Partnership

                  Other:



CERTIFICATION           Under  the  penalties  of  perjury,   I  certify  the
                        information provided on this form is true, correct and complete.

Signature                                                     Date

Please check, if this applies to your Company.

Minority-Owned Business Enterprises

Women-Owned Business Enterprises

                                    EXHIBIT 6

                             Approved Subcontractors

PROPOSED LIST OF THERMORETEC SUBCONTRACTORS FOR AGLC OUTSOURCING

1)       AE Drilling                                  Driller

2)       Alliance                                     Driller

3)       BFI                                          Landfill/Hauler

4)       Chambers - Richland County Landfill          Landfill/Hauler

5)       Creamer                                      Remediation Contractor

6)       Donaldson, Garrett & Associates              Surveyor

7)       EarthTech                                    Remediation Contractor

8)       Exponent                                     Eco-Risk

9)       Gradient                                     Risk Assessment

10)      IT Corporation                               Remediation Contractor

11)      Laidlaw                                      Landfill/Hauler

12)      Ogden                                        Eco-Risk

13)      PhytoWorks                                   Phytoremediation

14)      SE Technologies                              Technology Vendor

15)      Savannah Laboratories                        Lab

16)      Superior Services                            Landfill

17)      TRC Garrow                                   Arch/Historic Consultant

18)      WRS Infrastructure and Environment, Inc.     Remediation and
                                                      Construction

18)      Winter Environmental                         Remediation Contractor

19)      Williams Environmental Services              Remediation Contractor

20)      Law Engineering & Environmental              Env. Consultant

21)      Lancaster Laboratories                       Lab


EXISTING TRT MSAs

21)      AES                                          Laboratory

22)      TEG                                          Driller

23)      Alliance                                     Driller

24)      Analytical Services                          Laboratory

25)      ASI Analytical Services                      Laboratory

26)      Augusta Industrial                           Waste Broker

27)      CSRA Analytical Labs                         Laboratory

28)      ECM CAD and Graphics                         CAD

29)      EarthTech                                    Remediation Contractor

30)      Ferguson Harbor                              Remediation Contractor

31)      Hussey, Gay, Bell and DeYoung                Engineering Consultant

32)      Savannah Laboratories                        Laboratory

34)      Winter Environmental                         Remediation Contractor

 SCHEDULE 8.5

Time Period in which Effective Date of            Amount to be Paid to AGLC by
Termination Occurs                                ThermoRetec

1/1/2000 - 6/30/2000                              ${*}
7/1/2000 - 6/30/2001                              ${*}
7/1/2001 - 10/28/2001                             ${*}




{*} The redacted portions indicated by this symbol are the subject of a confidential treatment request and have been filed separately with the Securities and Exchange Commission.